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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

PTC Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(2)	Aggregate number of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
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PTC Therapeutics, Inc.
100 Corporate Court
South Plainfield, New Jersey 07080
April 28, 2017
Dear Stockholder:
You are cordially invited to attend the 2017 Annual Meeting of Stockholders of PTC Therapeutics, Inc., on Friday, June 9, 2017 at 9:00 a.m., Eastern Time. The Annual Meeting will be held at the Embassy Suites, located at 121 Centennial Ave. in Piscataway Township, New Jersey.
The attached Notice of the Annual Meeting and proxy statement provide important information about the Annual Meeting and will serve as your guide to the business to be conducted at the meeting. Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the Annual Meeting and to submit your voting instructions by proxy. Our Board of Directors recommends that you vote "for" each of the proposals listed on the attached Notice.
You may submit your proxy by Internet, by telephone or by requesting a printed copy of the proxy materials and using the enclosed proxy card. If you submit your proxy before the meeting but later decide to attend the Annual Meeting in person, you may still vote in person at the Annual Meeting.
On behalf of our Board of Directors, management and all of our employees, I thank you for your continuing support and confidence.

Sincerely,

Stuart W. Peltz, Ph.D. Chief Executive Officer

PTC Therapeutics, Inc.
100 Corporate Court
South Plainfield, New Jersey 07080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on June 9, 2017
To the Stockholders of PTC Therapeutics, Inc.:
This proxy statement contains information about the 2017 Annual Meeting of Stockholders of PTC Therapeutics, Inc., which we refer to as the Annual Meeting. The Annual Meeting will be held on Friday, June 9, 2017 at 9:00 a.m., Eastern Time, at the Embassy Suites, located at 121 Centennial Ave. in Piscataway Township, New Jersey. At the Annual Meeting, stockholders will consider and act upon the following matters:

1.
To elect the two Class I director nominees nominated by our Board of Directors and named in the proxy statement, each to serve for a term ending in 2020, or until his successor has been duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP, a registered public accounting firm, as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.	To hold an advisory vote to approve named executive officer compensation; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Instead of mailing a printed copy of our proxy materials to all of our stockholders, we provide access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about April 28, 2017, we will begin mailing a Notice of Internet Availability of Proxy Materials, or Notice, to stockholders of record at the close of business on April 20, 2017, the record date for the Annual Meeting, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials.
If you are a stockholder of record, we encourage you to vote in one of the following ways:

•	Vote over the Internet, by going to www.proxyvote.com (have your Notice or proxy card in hand when you access the website);

•	Vote by Telephone, by calling the toll-free number (800) 690-6903 (have your Notice or proxy card in hand when you call); or

•	Vote by Mail, if you received (or requested and received) a printed copy of the proxy materials, by returning the enclosed proxy card (signed and dated) in the envelope provided.
If your shares are held in "street name," meaning that they are held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.
Whether or not you plan to attend the Annual Meeting in person, we urge you to take the time to vote your shares.

By Order of the Board of Directors,

Mark E. Boulding Secretary April 28, 2017

PTC Therapeutics, Inc.
100 Corporate Court
South Plainfield, New Jersey 07080

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
To be held on June 9, 2017
These proxy materials are being furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2017 Annual Meeting to be held on Friday, June 9, 2017 at 9:00 a.m., Eastern Time, at the Embassy Suites, located at 121 Centennial Ave. in Piscataway Township, New Jersey, and at any adjournment or postponement thereof.
All proxies will be voted in accordance with the instructions contained in those proxies. If no choice is specified, the proxies will be voted "for" each of the director nominees and "for" each of the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders. You may revoke your proxy at any time before it is exercised at the meeting by giving our Secretary written notice to that effect.
The Notice of Annual Meeting and proxy statement are first being mailed and/or made available to stockholders on or about April 28, 2017 in conjunction with the delivery of our 2016 Annual Report to Stockholders.
In this proxy statement, unless expressly stated otherwise or the context otherwise requires, the use of "PTC," "the Company," "our," "we" or "us" refers to PTC Therapeutics, Inc., and its subsidiaries. Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.
Whether or not you expect to attend the Annual Meeting in person, please vote as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. You may vote your shares on the Internet by visiting www.proxyvote.com or by telephone by calling 1-800-690-6903 and following the recorded instructions, by requesting a printed copy of the proxy materials and using the enclosed proxy card or by voting in person at the Annual Meeting. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

Important Notice Regarding Availability of Proxy Materials
for the 2017 Annual Meeting of Stockholders on June 9, 2017
This proxy statement and the 2016 Annual Report to Stockholders are available for viewing, printing and downloading at: http://ir.ptcbio.com/annualmeetingmaterials

All website addresses given in this proxy statement are for information only and are not intended to be an active link or to incorporate any website information into this document.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q.	Why did I receive these proxy materials?	A.
We are providing these proxy materials to you in connection with the solicitation by our Board of Directors, or Board, of proxies to be voted at our Annual Meeting to be held at the Embassy Suites, located at 121 Centennial Ave. in Piscataway Township, New Jersey on Friday, June 9, 2017 at 9:00 a.m., Eastern Time. At the Annual Meeting, our stockholders will consider and vote on the matters described in this proxy statement. As of the date of this proxy statement, we are not aware of any business to come before the meeting other than the matters described herein.

The Notice of Annual Meeting, proxy statement, and voting instructions, together with our 2016 Annual Report, will be made available to each stockholder entitled to vote starting on or about April 28, 2017. These materials are available for viewing, printing and downloading on the Internet at www.proxyvote.com.

Q.	Who can vote at the Annual Meeting?	A.
Our Board has fixed April 20, 2017 as the record date for the Annual Meeting. If you were a stockholder of record on the record date, you are entitled to vote (in person or by proxy) all of the shares that you held on that date at the Annual Meeting and at any postponement or adjournment thereof.

On the record date, we had 41,244,004 shares of our common stock outstanding. Each share of common stock entitles its holder to one vote per share. Holders of common stock do not have cumulative voting rights.

Q.	How do I vote?	A.	If you are a stockholder of record, meaning that your shares are registered directly in your name, you may vote:

(1)
Over the Internet: Go to www.proxyvote.com. Use the vote control number printed on your Notice (or your proxy card or voting instruction card) to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your Internet proxy before 11:59 p.m., Eastern Time, on June 8, 2017, the day before the Annual Meeting, for your proxy to be valid and your vote to count. If you choose to vote over the Internet, you do not have to return a proxy card (or voting instruction card).

(2)
By Telephone: Call 1-800-690-6903, toll free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You will need to have the Notice (or your proxy card or voting instruction card) in hand when you call. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., Eastern Time, on June 8, 2017, the day before the Annual Meeting, for your proxy to be valid and your vote to count. If you choose to vote by telephone, you do not have to return the proxy card (or voting instruction card).

(3)
By Mail: If you received a printed copy of the proxy materials, complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope. Your shares will be voted according to your instructions. Broadridge must receive the proxy card by June 8, 2017, the day before the Annual Meeting, for your proxy to be valid and your vote to count. If you sign and return your proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board.

(4)	In Person at the Meeting: If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in "street name," meaning they are held for your account by a broker, bank, trust or other nominee or custodian, then you are considered the beneficial owner of those shares, and you may vote:

(1)	Over the Internet or by Telephone: You will receive instructions from your broker or other nominee if they permit Internet or telephone voting. You should follow those instructions.
(2)	By Mail: You will receive instructions from your broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.
(3)
In Person at the Meeting: Contact your broker or other nominee who holds your shares to obtain a broker's proxy and bring it with you to the Annual Meeting. A broker's proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in street name in person at the Annual Meeting unless you have a proxy from your broker or other nominee issued in your name giving you the right to vote your shares.

If you hold your shares of our common stock in multiple accounts, you should vote your shares as described above for each set of proxy materials you receive.

Q.	Can I change or revoke my vote?	A.	If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the Annual Meeting. To do so, you must do one of the following:

(1)
Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 11:59 p.m., Eastern Time, on June 8, 2017.

(2) Sign a new proxy and submit it as instructed above. Only your latest dated proxy, received by Broadridge not later than June 8, 2017, will be counted.
(3)
Attend the Annual Meeting, request that your proxy be revoked and vote in person as instructed above. Attending the Annual Meeting will not revoke your Internet vote, telephone vote or proxy, as the case may be, unless you specifically request it.

If your shares are held in street name, you may submit new voting instructions by contacting your broker or other nominee. You may also vote in person at the Annual Meeting if you obtain a broker's proxy as described in the answer above.

Q.	Will my shares be voted if I do not return my proxy?	A.	If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy or by ballot at the Annual Meeting.
If your shares are held in street name, your broker or other nominee may, under certain circumstances, vote your shares if you do not timely return your proxy.

Brokers can vote their customers' unvoted shares on discretionary matters but cannot vote such shares on non-discretionary matters. If you do not timely return a proxy to your broker to vote your shares, your broker may, on discretionary matters, either vote your shares or leave your shares unvoted.

The ratification of the appointment of our independent registered public accounting firm (Proposal 2) is a discretionary matter.

The election of directors (Proposal 1) and the advisory vote to approve named executive officer compensation (Proposal 3) are each non-discretionary matters.

If your shares are held in street name and you do not vote your shares, your broker or other nominee cannot vote your shares on Proposals 1 or 3. Shares held in street name by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposals 1 or 3 will not be counted as votes FOR or WITHHELD from any director nominee, with respect to Proposal 1, or FOR or AGAINST Proposal 3 and will be treated as "broker non-votes." Broker non-votes will have no effect on the voting on Proposals 1, 2 or 3.

We encourage you to provide voting instructions to your broker or other nominee by giving your proxy to them. This ensures that your shares will be voted at the Annual Meeting according to your instructions.

Q.	How many shares must be present to hold the Annual Meeting?	A.
The holders of a majority in voting power of the common stock issued, outstanding and entitled to vote at the meeting must be present to hold the Annual Meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as "present" any shares that are voted over the Internet, by telephone, by completing and submitting a proxy or that are represented in person at the meeting. Abstentions and broker non-votes will be counted for the purposes of establishing a quorum at the meeting. If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

Q.	What vote is required to approve each proposal and how are votes counted?	A.
Proposal 1—Election of Two Class I Directors

The two director nominees receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. Proposal 1 is a non-discretionary matter. With respect to Proposal 1, you may:

• vote FOR all director nominees;
• vote FOR one or more director nominee(s) and WITHHOLD your vote from the other director nominee(s); or
• WITHHOLD your vote from all director nominees.
Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm

To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 2 is a discretionary matter. If your shares are held in street name and you do not vote your shares, your broker or other nominee may vote your unvoted shares on Proposal 2. If you vote to ABSTAIN on Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. Voting to ABSTAIN will have no effect on the voting on Proposal 2.

Proposal 3—Advisory Vote to Approve Named Executive Officer Compensation

Proposal 3 asks for a non-binding, advisory vote, so there is no "required vote" that would constitute approval. Proposal 3 is a non-discretionary matter. We value the opinions expressed by our stockholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. If you vote to ABSTAIN on Proposal 3, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. Voting to ABSTAIN will have no effect on the voting on Proposal 3.

Q.	Are there other matters to be voted on at the Annual Meeting?	A.
We do not know of any matters that may come before the Annual Meeting other than the matters listed in the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q.	Who may attend the Annual Meeting?	A.
All stockholders of record on our books at the close of business on April 20, 2017, the record date for the Annual Meeting, may attend the meeting. To gain admission, record holders will need a valid picture identification or other proof that you are a stockholder of record of our shares as of the record date. If your shares are held in a bank or brokerage account, a recent bank or brokerage statement showing that you owned shares on the record date will be required for admission. To obtain directions to attend the Annual Meeting and vote in person, please contact Investor Relations by sending an email to: irpr@ptcbio.com.

Q.	Where can I find the voting results?	A.	We will report the voting results in a Current Report on Form 8-K within four business days following the adjournment of the Annual Meeting.
Q.	What are the costs of soliciting these proxies?	A.
We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies without additional compensation. We do not currently plan to hire a proxy solicitor to help us solicit proxies from brokers and other nominees, although we reserve the right to do so. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

CORPORATE GOVERNANCE
Our Board believes that good corporate governance is important to ensure that our Company is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted to further this goal. Complete copies of the committee charters, Code of Business Conduct and Ethics and Corporate Governance Guidelines described below are available on the Corporate Governance page of the Investors section of our website, www.ptcbio.com. Alternatively, you can request a copy of any of these documents by writing to our Vice President, Corporate Communications, PTC Therapeutics, Inc., 100 Corporate Court, South Plainfield, New Jersey 07080.
Corporate Governance Highlight - Stockholder Feedback on Proxy Access Bylaw
At our 2016 annual meeting of stockholders, our stockholders approved a stockholder proposal brought before the meeting and recommended by the Board requesting that the Company adopt a "proxy access" bylaw, which we refer to as the proxy access proposal. Proxy access is the ability of a long-term stockholder (or a group of long-term stockholders) to place a limited number of alternative board candidates on a company's proxy card for the annual meeting and include a brief description of each alternative candidate in the proxy statement.
The proxy access proposal stated that the number of stockholder-nominated candidates appearing in PTC's proxy materials should not exceed one quarter of the directors then comprising the Board and that nominating stockholders should have beneficially owned 3% or more of PTC's outstanding common stock continuously for at least three years.
Our Board supported the general terms of the proxy access proposal based on its belief that the provisions could contribute to the rights of our stockholders and would be in line with recent trends in corporate governance best practices, provided that any proxy access bylaw adopted be consistent with evolving market norms. As a result, the proxy access proposal received 18,702,947 votes in favor, which represented approximately 85% of votes cast and 55% of our outstanding shares as of the date of the 2016 annual meeting.
Following the 2016 annual meeting, we reached out to stockholders in order to understand the features of proxy access bylaws that are most important to our base as well as to hear their views on other corporate governance and executive compensation matters. Based on our best knowledge of the percentage of our outstanding shares of common stock held by each stockholder as of the time of our meeting with such stockholder, we estimate that we contacted stockholders that held in aggregate approximately 50% of our then outstanding shares and had discussions with stockholders that held in aggregate approximately 35% of our then outstanding shares. In addition, we met with the stockholder proponent of the proxy access proposal submitted in 2016, to understand their views with respect to our proposed proxy access bylaw.
These stockholders indicated support for the core proxy access bylaw terms that we adopted in April 2017: a 3% ownership threshold for three years, a nomination right of 25% of the Board, and a limit of 20 stockholders who may aggregate their holdings to meet the 3% ownership threshold.
Some of our stockholders noted that they disfavored certain "secondary" terms and limitations imposed by other companies that we did not include in our proxy access bylaw, including: different nomination deadlines for proxy access nominees and advance notice nominees; the imposition of post-meeting share ownership requirements for nominating stockholders; limitations on the ability to re-nominate a proxy access candidate based on failure of that candidate to reach a specified threshold of support at a prior annual meeting; a definition of ownership that would require a stockholder to have the ability to recall loaned shares within less than five business days; and requirements to recall such loaned shares upon notification that a stockholder's candidate would be included in the proxy materials.
Stockholders generally supported other secondary proxy access bylaw provisions that were considered and ultimately adopted by our Board. For example, our stockholders did not express concern with secondary provisions relating to the calculation of nominee limits. Specifically, the stockholders we engaged with generally supported provisions that would reduce the nominee limit by any stockholder-nominated candidate who is included by the Board in our proxy materials as a Board-nominated candidate or by candidates submitted under the advance notice provision of our bylaws. Likewise, nearly all of the stockholders we met with also indicated support for a provision that provides that if a director who was a proxy access nominee continues to serve on the Board, that director would be counted against the nominee limit for the following two annual meetings. One stockholder cautioned against provisions that could appear to distinguish in a negative manner directors elected via the proxy access bylaw. This concern was discussed among the members of the Nominating and Corporate Governance Committee as well as the Board, which expressed their commitment to integrating any director elected to the Board, regardless of the mechanism by which they were elected.

After taking into account multiple factors, including the stockholder feedback discussed above, our Nominating and Corporate Governance Committee recommended, and our Board adopted, an amendment to implement proxy access in our amended and restated bylaws, or bylaws, on April 21, 2017.
We believe the proxy access bylaw we adopted includes market-standard terms that protect the ability of our long-term stockholders to participate in the governance process in a meaningful manner and promote continued active engagement by the Company with its stockholders.
For additional information concerning the proxy access nomination process, please see "Stockholder Proposals and Nominations for Director" on page 52.
Code of Business Conduct and Ethics
We have adopted a written Code of Business Conduct and Ethics, which is a code of ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the Code of Business Conduct and Ethics on the Corporate Governance page of the Investors section of our website, www.ptcbio.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ's listing standards concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of our Company and our stockholders. We have posted a current copy of the Corporate Governance Guidelines on the Corporate Governance page of the Investors section of our website, www.ptcbio.com. These principles, which provide a framework for the conduct of our Board's business, provide that:

•	the principal responsibility of the directors is to oversee our management and to hold our management accountable for the pursuit of our corporate objectives;

•	a majority of the members of our Board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are encouraged to attend director education programs; and

•	at least annually, our Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.
Director Independence
Our Board has determined that all of our directors and director nominees, other than Dr. Peltz, our Chief Executive Officer, are independent as defined under applicable NASDAQ rules. In making such determination, our Board considered the relationships that each such person has with our Company and all other facts and circumstances that our Board deemed relevant in determining independence, including beneficial ownership of our common stock by our non-employee directors.
Director Nominations
Process
Our Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our Board, and recommending the persons to be nominated for election as directors.
The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to members of our Board, search firms and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of our Nominating and Corporate Governance Committee and our Board.
Criteria and Diversity

In considering whether to recommend any particular candidate for inclusion in our Board's slate of recommended director nominees, our Nominating and Corporate Governance Committee applies the criteria specified in our Corporate Governance Guidelines. These criteria include the candidate's integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest with us, and ability to act in the interests of stockholders. Our Nominating and Corporate Governance Committee does not assign specific weight to particular criteria and no particular criterion is a prerequisite for any prospective director nominee.
Our Board does not have a formal policy with respect to diversity, but our Corporate Governance Guidelines provide that an objective of Board composition is to bring to our Company a variety of perspectives and skills derived from high quality business and professional experience. Our Board recognizes its responsibility to ensure that director nominees possess appropriate qualifications and reflect a reasonable diversity of personal and professional experience, skills, backgrounds and perspectives. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to promote our strategic objectives and to fulfill its responsibilities to our stockholders.
The director biographies presented under "Proposal 1: Election of Directors" indicate each director nominee's experience, qualifications, attributes and skills that led our Board to conclude that he should be nominated to serve as a member of our Board or, in the case of our continuing directors, that he or she are qualified to serve of our Board. Our Board believes that each of the director nominees and continuing directors has had substantial achievement in his or her professional and personal pursuits, and possesses the background, talents and experience that our Board desires and that will contribute to the best interests of our Company and to long-term stockholder value.
Stockholder Nominations
Stockholders may recommend individuals to our Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials as of the date such recommendation is made, to our Nominating and Corporate Governance Committee, c/o Secretary, PTC Therapeutics, Inc., 100 Corporate Court, South Plainfield, New Jersey 07080. Assuming that appropriate biographical and background material has been provided on a timely basis, our Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of our Nominating and Corporate Governance Committee or our Board, by following the procedures set forth under "Stockholder Proposals and Nominations for Director."
Board Meeting and Annual Meeting Attendance
Our Board held 15 meetings during 2016.
During 2016, each of our directors attended at least 75% of the Board meetings and the meetings of the committees on which such director then served.
Our Corporate Governance Guidelines provide that our directors are expected to attend the Annual Meeting. All of our directors attended our 2016 annual meeting of stockholders.
Board Leadership Structure
The positions of Chair of the Board and Chief Executive Officer are separated. Mr. Schmertzler serves as our Chair of the Board and Dr. Peltz serves as our Chief Executive Officer. This leadership structure allows our Chief Executive Officer to focus on our day-to-day business and allows our Chair of the Board to lead our Board in its fundamental role of providing advice to and independent oversight of management. Our Board recognizes the time, effort and energy that our Chief Executive Officer must devote to his position, as well as the commitment required by Mr. Schmertzler to serve as our Chair of the Board, particularly as our Board's oversight responsibilities continue to grow. Our Board also believes that this structure ensures a greater role for the independent directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board.
Our bylaws do not require the position of Chair of our Board and Chief Executive Officer to be separate. Our Board believes that its leadership structure demonstrates our commitment to good corporate governance, and is appropriate because it strikes an effective balance between strategy development, independent leadership and management oversight. Our Board believes its leadership structure positively affects its administration of its risk oversight function.

Board Committees
Our Board has established three standing committees: our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee. Each of these committees operates under a charter that has been approved by our Board. Each committee's charter is posted on the Corporate Governance page of the Investors section of our website, www.ptcbio.com.
Our Board has determined that all of the members of each of its three committees are independent as defined under applicable NASDAQ rules, including, in the case of all members of our Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in the case of all members of our Compensation Committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act.
Audit Committee
The members of our Audit Committee are Messrs. Renaud, Koppel and Southwell. Mr. Renaud is the current chair of our Audit Committee. In connection with the conclusion of Mr. Renaud's service as a director on the date of our Annual Meeting, our Board intends to appoint a new Audit Committee member and chair.
Our Audit Committee's responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	overseeing our risk assessment and risk management policies;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by Securities and Exchange Commission, or SEC, rules.
Our Board has determined that Messrs. Renaud and Southwell are "audit committee financial experts" as defined in applicable SEC rules.
Compensation Committee
The members of our Compensation Committee are Messrs. Schmertzler and Southwell and Dr. Steele. Mr. Southwell chairs our Compensation Committee. Our Compensation Committee's responsibilities include:

•	reviewing and approving, or making recommendations to our Board with respect to, the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans; and

•	reviewing and making recommendations to our Board with respect to director compensation.
Compensation Processes and Procedures
Our Compensation Committee makes all compensation decisions regarding our Chief Executive Officer and each of his direct reports, including salary, annual cash incentive compensation and long-term equity compensation (or, when the Committee deems it appropriate, makes recommendations concerning such matters to our Board). If the Compensation

Committee deems it appropriate, it may delegate any of its responsibilities to one or more Compensation Committee members or subcommittees.
Our Compensation Committee relies on management for legal, tax, compliance, finance and human resource recommendations, data and analysis for the design and administration of the compensation and benefits programs for our executive officers. As a result, our Chief Executive Officer, Chief Financial Officer, Senior Vice President, Human Resources & Administration, and Executive Vice President, Chief Legal Officer & Corporate Secretary generally attend Compensation Committee meetings upon the invitation of the Committee. The Compensation Committee also establishes, with input from the Chief Executive Officer and other members of the executive team, the corporate goals applicable to our annual cash incentive awards.
On an annual basis our Chief Executive Officer meets with his direct reports to discuss the Company's accomplishments as well as the individual officer's performance and contributions over the year. Based on these discussions and input from others within PTC, our Chief Executive Officer, with respect to each executive officer other than himself, prepares an evaluation of the executive as to the level of contribution made to the management and success of our Company. In addition, our Chief Executive Officer, with the participation of other members of senior management, prepares information concerning the Company's achievements and our performance against corporate goals during the fiscal year.
The Compensation Committee is presented with this information and the Chief Executive Officer's recommendations with respect to each executive officer, other than himself, as to each element of compensation. The Chief Executive Officer's recommendations, information concerning the Company's performance over the applicable fiscal period, expectations concerning performance in the coming year, and advice and information from its independent compensation consultant are all taken into account by the Compensation Committee when it makes final determinations on executive compensation matters.
Our Chief Executive Officer's performance and salary, annual cash incentive compensation and long-term equity compensation are discussed by the Compensation Committee in executive session, with advice and participation from the Compensation Committee's independent compensation consultant as requested by the Compensation Committee. Our Chief Executive Officer does not participate in decisions regarding his own compensation.
For additional information concerning our executive compensation program, see Compensation Discussion and Analysis on page 28.
Our Compensation Committee has delegated to the Chief Executive Officer limited authority to make stock option grants to non-Section 16 officers. Any such awards must be reported to our Compensation Committee at its next meeting. During 2016, our Chief Executive Officer did not make any grants pursuant to this delegated authority.
Role of Independent Compensation Consultants
Our Compensation Committee may, in its sole discretion, retain or obtain the advice of one or more compensation consultants. In 2016, our Compensation Committee engaged Frederic W. Cook & Co., Inc., or FW Cook, as its independent compensation consultant, to provide comparative data on executive compensation practices in our industry, to assist the Compensation Committee in developing an appropriate list of peer companies, and to advise on our executive compensation program generally. The Compensation Committee also engaged FW Cook for recommendations and review of non-employee director compensation in 2016.
Although our Compensation Committee considers the advice and recommendations of independent compensation consultants as to our executive compensation program, our Compensation Committee ultimately makes its own decisions about these matters. In the future, we expect that our Compensation Committee will continue to engage independent compensation consultants to provide additional guidance on our executive compensation programs and to conduct further competitive benchmarking against a peer group of publicly traded companies.
The Compensation Committee has reviewed information regarding the independence and potential conflicts of interest of FW Cook during 2016 and 2017, taking into account, among other things, the factors set forth in the NASDAQ listing standards. Based on such reviews, the Compensation Committee concluded that the engagement of FW Cook did not raise any conflict of interest. FW Cook did not provide services to the Company outside of services provided at the re    quest of the Compensation Committee in 2016.
Nominating and Corporate Governance Committee
The members of our Nominating and Corporate Governance Committee are Drs. Zeldis and Koppel and Mr. Schmertzler. Mr. Schmertzler chairs our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee's responsibilities include:

•	identifying individuals qualified to become members of our Board;

•	recommending to our Board the persons to be nominated for election as directors and to each of our Board's committees;

•	reviewing and making recommendations to our Board with respect to our board leadership structure;

•	reviewing and making recommendations to our Board with respect to management succession planning;

•	developing and recommending to our Board corporate governance principles; and

•	overseeing a periodic evaluation of our Board.
Risk Oversight
Risk is inherent with every business and how well a business manages risk can ultimately determine its success. We face a number of risks, including those described under "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and those described in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Our Board is actively involved in oversight of risks that could affect us.
Role of Our Board in Management of Risk
Our Board administers its risk oversight function directly and through its Audit Committee and receives regular reports from members of senior management, including our Chief Executive Officer, Chief Financial Officer and Chief Legal Officer, on areas of material risk to our Company, including operational, financial, legal and regulatory, and strategic and reputational risks and has direct access to our Senior Vice President, Quality Assurance and Senior Vice President, Global Regulatory Affairs. As part of its charter, our Audit Committee regularly discusses with management our major risk exposures, their potential financial impact on our Company and the steps we take to manage them. Our Board believes that full and open communication between our management and our Board is essential for effective risk management and oversight.
In addition, our Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management and risks arising from our compensation policies and programs. Our Nominating and Corporate Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance.
Communicating with our Directors
Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Chair of the Board and the Chair of our Nominating and Corporate Governance Committee, with the assistance of our Chief Legal Officer and Corporate Secretary and Vice President, Corporate Communications, are primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as they consider appropriate.
Communications are forwarded to all directors if they relate to important substantive matters. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters that are duplicative communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded or redirected, as appropriate, such as business solicitations, job inquiries or advertisements, mass mailings, new product suggestions, or communications that have no rational relevance to our business or operations. In addition, material that is unduly hostile, threatening or similarly unsuitable will be excluded; however, any communication will be made available to any director upon her or his request.
Stockholders who wish to send communications on any topic to our Board should address such communications to the Board of Directors c/o PTC Therapeutics, Inc., 100 Corporate Court, South Plainfield, New Jersey 07080, Attn: Secretary.
Compensation Committee Interlocks and Insider Participation
Messrs. Schmertzler and Southwell and Dr. Steele served as members of the Compensation Committee during the last completed fiscal year.
None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or our Compensation Committee. None of the members of our Compensation Committee is, or has ever been, an officer or employee of PTC.
Policies and Procedures for Related Person Transactions
Our Board has adopted a written related person policy, which sets forth our policies and procedures for the review of any transaction, arrangement or relationship in which PTC is a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a "related person," has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to our Chief Legal Officer. Our related person policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. Our related person policy also permits the Chair of our Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by our Audit Committee after full disclosure of the related person's interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person's interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•
any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.
In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, our Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•
interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction is less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our certificate of incorporation or our bylaws.
Our related person policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our Compensation Committee in the manner specified in its charter.
All of the transactions discussed below under the heading "Related Person Transactions" that occurred during 2016 were reviewed and approved by our Audit Committee or, with respect to compensation matters, our Compensation Committee, in each case in accordance with our policy.

Related Person Transactions
Since January 1, 2016, we have engaged in the following transactions in which our directors, executive officers and holders of more than 5% of our voting securities, and affiliates of our directors, executive officers and holders of more than 5% of our voting securities may have a direct or indirect material interest. We believe that all of these transactions were on terms as favorable to us as could have been obtained from unrelated third parties.
Familial Relationship
Jane (Zheng) Yang Almstead, the wife of Neil Almstead, our Executive Vice President, Research, Pharmaceutical Operations and Technology, is employed by us as a Senior Manager, BioAnalytical and Ellen Welch, Ph.D., the domestic partner of Stuart W. Peltz, our Chief Executive Officer, is employed by us as Senior Vice President, Biology. For their services to PTC during fiscal 2016, these employees received cash compensation of $166,744 to $542,030, comprised of base salary and non-equity incentive compensation (paid in fiscal 2017 based on 2016 performance), equity awards (based on the grant date fair value), company 401(k) matching contributions, and with respect to Dr. Welch, a bonus award. These amounts reflect the full grant date fair value of equity compensation awarded in 2016 (computed in accordance with the provisions of ASC 718), and do not represent the actual value realized by the employee during the year. Both individuals participated in our benefit programs generally available to U.S. employees during 2016. Neither Dr. Peltz nor Dr. Almstead participate in the compensation decisions regarding their family members, and we believe that the compensation paid to Ms. Almstead and Dr. Welch is fair and commensurate with what their compensation would be if they had no relationship to an executive officer of the Company.
During 2016, our IT, human resources and finance departments each engaged RSM US LLP, a provider of audit, tax and consulting services, for IT and tax services and audit services with respect to our 401(k) plan for aggregate fees of approximately $263,000. Dr. Peltz's brother is a principal in a different business unit at RSM, and we have been advised that he does not receive a direct economic benefit from these service agreements. We have, and anticipate that we will continue to, engage RSM for these types of services during 2017. We believe that the fees paid are fair and have been unaffected by this relationship.
Indemnification Agreements
Our restated certificate of incorporation, or certificate of incorporation, provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such director and executive officer for some expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of our directors and/or executive officers.

PRINCIPAL STOCKHOLDERS
The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our common stock as of April 20, 2017, except as otherwise indicated in the table below, by each of our directors and director nominees; each of our named executive officers; all of our directors, director nominees and executive officers as a group; and each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.
The column entitled "Percentage of shares beneficially owned" is based on a total of 41,244,004 shares of our common stock outstanding as of April 20, 2017.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of April 20, 2017 are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable.
Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of PTC Therapeutics Inc., 100 Corporate Court, South Plainfield, New Jersey 07080.

Name of Beneficial Owner	Shares beneficially owned	Percentage of shares beneficially owned
Named executive officers, directors and director nominees
Stuart W. Peltz, Ph.D.(1)	823,129	2.0%
Neil Almstead, Ph.D.(2)	165,772	*
Mark Boulding(3)	202,517	*
Allan Jacobson, Ph.D.(4)	106,347	*
Adam Koppel, M.D., Ph.D.(5)	56,000	*
Shane Kovacs(6)	171,159	*
C. Geoffrey McDonough, M.D.(7)	66,909	*
Ronald C. Renaud, Jr.(8)	39,333	*
Mark Rothera(9)	213,082	*
Michael Schmertzler(10)	1,480,418	3.6%
David P. Southwell(11)	51,589	*
Glenn D. Steele, Jr., M.D., Ph.D.(12)	20,666	*
Dawn Svoronos(13)	7,000	*
Jerome B. Zeldis, M.D., Ph.D.(14)	39,333	*
All executive officers and directors as a group (15 persons)(15)	3,505,504	8.1%
5% stockholders
Complete Pharma Holdings II, LLC(16)	6,683,598	16.2%
BlackRock Inc.(17)	3,343,386	8.1%
_______________________________________________________________________________

*	Less than one percent.

(1)
Consists of (a) 794,253 shares of common stock underlying options that are exercisable as of April 20, 2017 or will become exercisable within 60 days of such date; (b) 21,600 shares of restricted common stock; and (c) 7,276 shares of common stock. As of April 20, 2017, Dr. Peltz held an aggregate of 1,268,170 vested and unvested stock options to purchase an equal number of shares of our common stock.

(2)
Consists of (a) 145,845 shares of common stock underlying options held by Dr. Almstead that are exercisable as of April 20, 2017 or will become exercisable within 60 days of such date; (b) 6,000 shares of restricted common stock held by Dr. Almstead; (c) 10,000 shares of common stock held directly by Dr. Almstead; (d) 2,632 shares of common stock underlying options held by Dr. Almstead's spouse that are exercisable as of April 20, 2017 or will become exercisable within 60 days of such date; and (e) 1,295 shares of common stock held by Dr. Almstead's spouse. Dr. Almstead disclaims beneficial ownership of the shares held by his spouse.

(3)
Consists of (a) 175,483 shares of common stock underlying options that are exercisable as of April 20, 2017 or will become exercisable within 60 days of such date; (b) 9,000 shares of restricted common stock; and (c) 18,034 shares of common stock.

(4)	Consists of (a) 99,499 shares of common stock underlying options that are exercisable as of April 20, 2017 or will become exercisable within 60 days of such date; and (b) 6,848 shares of common stock.

(5)	Consists of 56,000 shares of common stock underlying options that are exercisable as of April 20, 2017 or will become exercisable within 60 days of such date.

(6)
Consists of (a) 143,309 shares of common stock underlying options that are exercisable as of April 20, 2017 or will become exercisable within 60 days of such date; (b) 12,500 shares of restricted common stock; and (c) 15,350 shares of common stock.

(7)	Consists of (a) 66,000 shares of common stock underlying options that are exercisable as of April 20, 2017 or will become exercisable within 60 days of such date; and (b) 909 shares of common stock.

(8)	Consists of 39,333 shares of common stock underlying options that are exercisable as of April 20, 2017 or will become exercisable within 60 days of such date.

(9)
Consists of (a) 172,127 shares of common stock underlying options held by Mr. Rothera that are exercisable as of April 20, 2017 or will become exercisable within 60 days of such date; (b) 9,600 shares of restricted common stock held by Mr. Rothera; (c) 22,139 shares of common stock held directly by Mr. Rothera; and (d) 9,216 shares of common stock held by a trust of which Mr. Rothera's spouse is a trustee and beneficiary. Mr. Rothera disclaims beneficial ownership of the shares held by the trust.

(10)
Consists of (a) 1,320,369 shares of common stock held by Section Six Partners, L.P., of which Mr. Schmertzler is a general partner; (b) 73,283 shares of common stock underlying options held by Mr. Schmertzler that are exercisable as of April 20, 2017 or will become exercisable within 60 days after such date; and (c) 86,766 shares of common stock held directly by Mr. Schmertzler.

(11)	Consists of 51,589 shares of common stock underlying options that are exercisable as of April 20, 2017 or will become exercisable within 60 days of such date.

(12)	Consists of 20,666 shares of common stock underlying options that are exercisable as of April 20, 2017 or will become exercisable within 60 days of such date.

(13)	Consists of 7,000 shares of common stock underlying options that are exercisable as of April 20, 2017 or will become exercisable within 60 days of such date.

(14)	Consists of 39,333 shares of common stock underlying options that are exercisable as of April 20, 2017 or will become exercisable within 60 days of such date.

(15)
Consists of (a) 1,942,602 shares of common stock underlying options that are exercisable as of April 20, 2017 or will become exercisable within 60 days after such date; (b) 64,700 shares of restricted common stock; and (c) 1,498,202 shares of common stock. Such amounts include 56,250 shares of common stock underlying options and 6,000 shares of restricted common stock held by executive officers not listed in the table above.

(16)
The address for Complete Pharma Holdings II, LLC, an affiliate of Complete Pharma Holdings, LLC (f/k/a Marathon Pharmaceuticals, LLC), or Complete Pharma, is 1033 Skokie Blvd, Suite 600, Northbrook, IL 60062. Per the terms of the Asset Purchase Agreement entered into by and between Marathon Pharmaceuticals, LLC and the Company on March 15, 2017, as amended on April 20, 2017, until six months following April 20, 2017, Complete Pharma has agreed to vote its shares in accordance with the recommendation of the Company's Board on all matters submitted to stockholders to vote on other than any transaction which would result in a change of control, as defined in the Asset Purchase Agreement, or any liquidation or dissolution of the Company.

(17)
The address for BlackRock, Inc., or BlackRock, is 55 East 52nd Street, New York, NY 10022. As of December 31, 2016, consists of 3,343,386 shares of common stock held by BlackRock and its affiliates, of which BlackRock has sole voting power over 3,276,014 shares and sole dispositive power over 3,343,386 shares. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by BlackRock that are contained in a Schedule 13G/A filed with the SEC on January 25, 2017.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers and beneficial owners of more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC on Forms 3, 4 and 5. The SEC has designated specific deadlines for these reports and we must identify in this proxy statement those persons who did not file these reports when due.
We believe that during 2016 our directors, executive officers and beneficial owners of more than 10% of our common stock timely complied with all applicable filing requirements. In making these disclosures, we relied solely on a review of copies of such reports filed with the SEC and furnished to us, and written representations that no other reports were required.

PROPOSAL 1: ELECTION OF DIRECTORS
Information Regarding Directors and Director Nominees
Board Composition
We currently have a classified board of directors consisting of three Class I directors, three Class II directors, and four Class III directors. The terms of service of the three classes are staggered so that the term of one class expires each year. At each annual meeting of stockholders, directors are elected for a full term of three years to continue in office or to succeed those directors whose terms are expiring. Our directors hold office until their successors have been elected and qualified, or until the earlier of their resignation or removal.
Our certificate of incorporation and bylaws provide that the authorized number of directors may be changed only by resolution of our Board; that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes entitled to be cast in an annual election of directors; and that any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by vote of a majority of our directors then in office. Our Board is authorized to have and currently consists of ten directors.
There are no family relationships between or among any of our executive officers, directors or director nominees. The principal occupation and employment during the past five years of each of our directors and director nominees was carried on, in each case except as specifically identified below, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors or director nominees and any other person or persons pursuant to which he was or is to be selected as a director or director nominee.
Director Nominees
At the Annual Meeting, stockholders will be asked to consider the election of Stuart W. Peltz, Ph.D. and Jerome B. Zeldis, M.D., Ph.D. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated Drs. Peltz and Zeldis for election at the Annual Meeting as Class I directors, each to serve until 2020.
One of our current directors, whose term is scheduled to expire at the Annual Meeting, Ronald Renaud, is not standing for re-election. Accordingly, following the Annual Meeting, one seat in Class I will be vacant until filled by our Board in accordance with our certificate of incorporation and bylaws. In connection with the conclusion of his service as a director, we expect Mr. Renaud to deliver a letter confirming that his service as a director has ceased upon conclusion of the Annual Meeting.
Each of Drs. Peltz and Zeldis, our director nominees, has indicated his willingness to serve on our Board, if elected. If either director nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute director nominee designated by our Board. We do not contemplate that either of our director nominees will be unable to serve if elected.
Unless otherwise instructed in the proxy, all proxies will be voted "FOR" the election of each of the director nominees identified above to a three-year term ending in 2020, each such director nominee to hold office until his successor has been duly elected and qualified.
A plurality of the voting power of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each director nominee as a director.
Our Board Recommends that You Vote "FOR" the Election of Stuart W. Peltz and Jerome B. Zeldis
Biographical Information
The following table and biographical descriptions provide information as of April 20, 2017 relating to each director nominee and each director continuing in office, including age and period of service as a director of our Company; committee memberships; business experience during the past five years, including directorships at other public companies; community activities; and the other experience, qualifications, attributes or skills that led our Board to conclude that such director should serve as a director of PTC.

Class I Director nominees to be elected at the Annual Meeting (current terms expiring in 2017)

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Stuart W. Peltz, Ph.D. Chief Executive Officer and Director	57
Dr. Peltz is a co-founder of PTC Therapeutics, Inc., and has served as our Chief Executive Officer and a member of our Board since our inception in 1998. He also serves as a director of PTC Therapeutics International Limited, our international headquarters and indirect wholly-owned subsidiary, and as a director of one of our international subsidiary boards. Dr. Peltz is a recognized scientific leader in RNA biology in the area of post-transcriptional control processes involving mRNA turnover and translation, with more than 30 years of research and over 100 publications in this area. Prior to founding PTC, Dr. Peltz was a Professor in the Department of Molecular Genetics & Microbiology at the Robert Wood Johnson Medical School, Rutgers University. Dr. Peltz serves as a board member of the BioNJ Board of Trustees and previously served as its Chairman from 2014 to 2016. Dr. Peltz has received a number of business and scientific awards, including election as a Fellow of the American Academy for the Advancement of Science in 2010, recipient of the Dr. Sol J. Barer Award for Vision Innovation and Leadership in 2014 and recognition as PharmaVoice's 100 Most Inspiring People in 2009. He has served as a member of the board of directors for the Biotechnology Industry Organization (BIO) and on BIO's Emerging Companies Section Governing Board. Dr. Peltz received a Ph.D. from the McArdle Laboratory for Cancer Research at the University of Wisconsin. We believe that Dr. Peltz is qualified to serve on our Board because of his extensive executive leadership experience, many years of service as one of our directors and our Chief Executive Officer and extensive knowledge of our Company and industry.

Jerome B. Zeldis, M.D., Ph.D. Nominating and Corporate Governance Committee	66
Dr. Zeldis has served as a member of our Board since September 2012. Dr. Zeldis currently serves as the Chief Medical Officer of Sorrento Therapeutics, Inc., a public clinical-stage biopharmaceutical company. Prior to joining Sorrento in August 2016, Dr. Zeldis served as Chief Executive Officer of Celgene Global Health and the Chief Medical Officer of Celgene Corporation, a public biopharmaceutical company, where he had been employed since 1997. He previously served as Celgene's Senior Vice President of Clinical Research and Medical Affairs. Previously, Dr. Zeldis served as Assistant Professor of Medicine at Harvard Medical School, Associate Professor of Medicine at University of California, Davis, Clinical Associate Professor of Medicine at Cornell Medical School, and Professor of Clinical Medicine at the Robert Wood Johnson Medical School. Dr. Zeldis received an A.B. and M.S. from Brown University and a M.Phil., M.D. and Ph.D. in Molecular Biophysics and Biochemistry (immunochemistry) from Yale University. Dr. Zeldis serves on the board of directors of several public companies, including, since 2011, Soligenix, Inc., a biopharmaceutical company listed on Nasdaq in December 2016; since 2012, Alliqua BioMedical, Inc., a Nasdaq-listed biomedical company; since 2015, BioSig Technologies, Inc., a medical device company traded on the OTCQB; and, since 2016, MetaStat, Inc., a molecular diagnostic company traded on the OTCQB. We believe that Dr. Zeldis is qualified to serve on our Board because of his executive leadership experience, his knowledge of the biopharmaceutical industry, his extensive role in drug development and clinical studies as well as his directorships in other life science companies.

Class I Director not standing for re-election at the Annual Meeting (current term expiring in 2017)

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Ronald C. Renaud, Jr. Audit Committee	48
Mr. Renaud’s term as a director expires at the 2017 Annual Meeting and he is not standing for re-election.

Mr. Renaud has served as a member of our Board since June 2014. Since December 2014, he has served as the Chief Executive Officer and a member of the board of directors of RaNA Therapeutics, Inc., a biotechnology company. Previously Mr. Renaud served as the President and Chief Executive Officer, as well as a member of the board of directors, of Idenix Pharmaceuticals, Inc., a public biopharmaceutical company, from October 2010 until its acquisition by Merck in August 2014. Mr. Renaud served as Idenix's Chief Financial Officer from June 2007 to October 2010 and chief business officer from June 2010 to October 2010. Prior to joining Idenix, Mr. Renaud served as Senior Vice President and Chief Financial Officer of Keryx Biopharmaceuticals, Inc., a biopharmaceutical company, from February 2006 to May 2007. He was a senior research analyst and global sector coordinator for JP Morgan Securities from May 2004 until February 2006, where he was responsible for the biotechnology equity research effort, covering all ranges of capitalized biotechnology companies. He also spent more than five years at Amgen, where he held positions in clinical research, investor relations and finance. Mr. Renaud holds a B.A. from St. Anselm College and an M.B.A. from the Marshall School of Business at the University of Southern California. Since 2014, Mr. Renaud has served on the boards of both Chimerix, Inc. and Akebia Therapeutics, both of which are Nasdaq-listed companies.

Class II Directors (terms expiring in 2018)

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Adam Koppel, M.D., Ph.D. Audit Committee Nominating and Corporate Governance Committee	47
Dr. Koppel has served as a member of our Board since March 2013. He currently serves as Managing Director of Bain Capital Life Sciences at Bain Capital, a private, multi-asset alternative investment firm. From May 2014 to June 2016, Dr. Koppel served at Biogen Inc., a biotechnology company, where he was responsible for leading Biogen's corporate strategy and portfolio management as its Executive Vice President, Corporate Development & Strategy. Mr. Koppel joined Biogen in May 2014 as Senior Vice President and Chief Strategy Officer. From 2003 to May 2014, Dr. Koppel served as a Managing Director of Brookside Capital, LLC, the public equity affiliate of Bain Capital. Prior to joining Brookside Capital, LLC, he was an Associate Principal with McKinsey & Company where he consulted companies in the pharmaceutical and biotechnology industries. Dr. Koppel received an M.D. and Ph.D. from the University of Pennsylvania School of Medicine, an M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. from Harvard University. Since 2014, Dr. Koppel has served on the board of directors of Trevana, Inc, a Nasdaq-listed company. We believe that Dr. Koppel is qualified to serve on our Board due to his extensive experience as an investment banking and financial professional and his extensive knowledge of the pharmaceutical and biotechnology industries.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Michael Schmertzler Chair of the Board Compensation Committee Nominating and Corporate Governance Committee	65
Mr. Schmertzler has served as a member of our Board since 2001 and as Chair of our Board since 2004. From 2001 to 2015, Mr. Schmertzler served as a Managing Director of Aries Advisors, LLC, the sub-advisor to Credit Suisse First Boston Equity Partners, L.P., a private equity fund, and the Chair of the investment committee of Credit Suisse First Boston Equity Partners, L.P. From 1997 to 2001, Mr. Schmertzler was Co-Head of United States and Canadian Private Equity at Credit Suisse First Boston, an investment banking firm. Prior to 1997, Mr. Schmertzler held various management positions with Morgan Stanley and its affiliates, including President of Morgan Stanley Leveraged Capital Funds and head of Morgan Stanley's biotechnology pharmaceuticals group, and was Managing Director and Chief Financial Officer of Lehman Brothers Kuhn Loeb and Head of International Sales and Trading and Investment Banking at its successor, Lehman Brothers, both investment banking firms. Mr. Schmertzler is currently a director of Lehman Commercial Paper Incorporated, a liquidating post-bankruptcy subsidiary of Lehman Brothers Holdings, Incorporated. From 2008 to 2012, Mr. Schmertzler served as Chief Executive Officer and a director of Kolltan Pharmaceuticals, Inc., a Yale University biotechnology spin-out. Mr. Schmertzler previously served as a director of Cytokinetics, Inc., and Idenix Pharmaceuticals, Inc., both of which are public biopharmaceutical companies. Mr. Schmertzler served as a director of our UK subsidiary until February 2016. Since 2008, he has been an Adjunct Professor and Lecturer at Yale University. Mr. Schmertzler received a B.A. from Yale College in Molecular Biophysics and Biochemistry, History and City Planning and an M.B.A. from the Harvard Business School. We believe that Mr. Schmertzler is qualified to serve on our Board due to his extensive experience as an investment banking and financial professional, his extensive personal knowledge of our industry and his many years of service as one of our directors.

Glenn D. Steele Jr., M.D., Ph.D. Compensation Committee	72
Dr. Steele has served as a member of our Board since 2015. Dr. Steele has served as the Chairman of xG Health Solutions, a health care redesign and optimization company affiliated with Geisinger Health System, since 2013. From 2001 until 2015, Dr. Steele served as President and Chief Executive Officer of Geisinger Health System, an integrated health services organization in central and northeastern Pennsylvania. Dr. Steele previously served as the dean of the Biological Sciences Division and the Pritzker School of Medicine and vice president for medical affairs at the University of Chicago, as well as the Richard T. Crane Professor in the Department of Surgery. Prior to that, he was the William V. McDermott Professor of Surgery at Harvard Medical School, president and chief executive officer of Deaconess Professional Practice Group, Boston, MA, and chairman of the department of surgery at New England Deaconess Hospital (Boston, MA). Dr. Steele serves on the board of directors of Wellcare Health Plans Inc., a NYSE-listed managed care company, and served as a director of CEPHEID, a Nasdaq-listed molecular diagnostics company, from 2011 to 2016 as well as Weis Markets Inc., a NYSE-listed supermarket chain, from 2009 to 2015. We believe that Dr. Steele is qualified to serve on our Board because of his leadership and business experience, extensive experience in the health care industry, and his service on the boards of directors of other public companies.

Class III Directors (terms expiring in 2019)
Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Allan Jacobson, Ph.D. Director	71
Dr. Jacobson is a co-founder of PTC Therapeutics, Inc., and has served as a member of our Board since our inception in 1998, and previously served as Chairman of our Board from 1998 to 2004. Since 2000, Dr. Jacobson has served as Chairman of our scientific advisory board. Since 1994, Dr. Jacobson has been the Chairman of the Department of Microbiology and Physiological Systems at the University of Massachusetts Medical School. In 1982, Dr. Jacobson co-founded Applied bioTechnology, Inc., a biotechnology company, and served as its chairman until its sale in 1991. From 1987 to 1990, Dr. Jacobson served as special limited partner at Euclid Partners, a venture capital firm. Dr. Jacobson received a Ph.D. from Brandeis University in 1971, has authored over 100 publications in the field of post-transcriptional control processes and is an elected member of the American Academy of Microbiology. We believe that Dr. Jacobson is qualified to serve on our Board because of his service as one of our directors since our inception, his knowledge of our Company and his extensive experience as a founder and leader of new businesses in the life science industry.

C. Geoffrey McDonough, M.D. Director	46
Dr. McDonough has served as a member of our Board since November 2012. Since August 2011, Dr. McDonough has served as President and Chief Executive Officer of Swedish Orphan Biovitrum AB (Sobi), a global biopharmaceutical company dedicated to rare diseases. Prior to joining Sobi, Dr. McDonough held several senior leadership positions at Genzyme Corporation, a biotechnology company, from 2002 to June 2011, including Senior Vice President and General Manager, Personalized Genetic Health, Senior Vice President, Lysosomal Storage Disease Therapeutics and most recently, as President of Europe, Middle East and Africa. Prior to joining Genzyme, Dr. McDonough co-founded and served as President of Catalyst Medical Solutions, a developer of software for hospital management, and was a practicing internist and pediatrician. Since 2015, Dr. McDonough has served on the board of directors of Zafgen, Inc., a Nasdaq-listed biopharmaceutical company. Dr. McDonough received a B.A. and a B.Sc. from the University of North Carolina at Chapel Hill and an M.D. from Harvard Medical School. We believe that Dr. McDonough is qualified to serve on our Board because of his extensive executive leadership experience and knowledge of our industry.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
David P. Southwell Audit Committee Compensation Committee	56
Mr. Southwell has served as a member of our Board since 2005. He is currently the President and Chief Executive Officer, and a member of the board of directors, of Inotek Pharmaceuticals, Inc., a biotechnology company. From March 2010 to September 2012, Mr. Southwell served as the Executive Vice President and Chief Financial Officer, and from 2008 to 2010 served as a member of the board of directors, of Human Genome Sciences, Inc., a biopharmaceutical company. Prior to joining Human Genome Sciences, he served as Executive Vice President and Chief Financial Officer of Sepracor, Inc., a research-based pharmaceutical company, from June 1994 to March 2008, and as Sepracor's Senior Vice President and Chief Financial Officer, from 1994 to 1995. From August 1988 until 1994, Mr. Southwell was associated with Lehman Brothers Inc., a securities firm, in various positions within the investment banking division. During 2016, Mr. Southwell served as a director of inVentive Health, Inc., a contract research organization prior to its recapitalization in late 2016. From 2007 to 2016, Mr. Southwell served on the board of directors of THL Credit, Inc., a Nasdaq-listed business development company under the Investment Company Act of 1940. Mr. Southwell received a B.A. from Rice University and an M.B.A. from the Tuck School of Business at Dartmouth College, where he currently serves as a member of the Board of Overseers. We believe that Mr. Southwell is qualified to serve on our Board because of his extensive executive leadership experience and knowledge of our industry.

Dawn Svoronos Director	63
Ms. Svoronos has served as a member of our Board since 2016. Ms. Svoronos has more than 30 years of experience in the pharmaceutical industry, including extensive commercial work with the multinational pharmaceutical company Merck & Co. Inc., where she held roles of increasing seniority over 23 years of service. Prior to her retirement from Merck in 2011, Ms. Svoronos most recently served as President of Merck in Europe/Canada from 2009 to 2011, President of Merck in Canada from 2006 to 2009, and Vice-President of Merck for Asia Pacific from 2005 to 2006. Ms. Svoronos has served on the board of directors of Xenon Pharmaceuticals, Inc., a Nasdaq-listed biopharmaceutical company, since 2016, and on the board of directors of Theratechnologies, Inc., a specialty pharmaceutical company that trades on the Toronto Stock Exchange, since 2013. Previously, Ms. Svoronos served on the board of directors of Medivation, Inc., a Nasdaq-listed biopharmaceutical company, from 2013 until its acquisition in 2016. Ms. Svoronos is also a member of the board of directors of AgNovos Healthcare Company, a privately held organization. We believe that Ms. Svoronos is qualified to serve on our Board because of her extensive experience in commercialization of pharmaceutical products, including her substantial ex-U.S. commercialization expertise as well as her leadership experience and her service on the boards of directors of other public companies.

PROPOSAL 2: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed the firm of Ernst & Young LLP, an independent registered public accounting firm, to audit our books, records and accounts for the fiscal year ending December 31, 2017. This appointment is being presented to the stockholders for ratification at the Annual Meeting.
Ernst & Young LLP has been our independent registered public accounting firm since the fiscal year ended December 31, 2012. Ernst & Young LLP has no direct or indirect material financial interest in our Company or our subsidiaries. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement on the firm's behalf if they so desire. The representatives also will be available to respond to appropriate questions.
Our Audit Committee is solely responsible for selecting our independent registered public accounting firm for 2017. Although we are not required to submit the appointment to a vote of the stockholders, our Board believes that it is appropriate as a matter of good corporate governance to request that the stockholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.
If the stockholders do not ratify the appointment, our Audit Committee will investigate the reasons for stockholder rejection and may reconsider its appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017 and may appoint another independent registered public accounting firm. Even if the appointment is ratified, our Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our Company and our stockholders.
A majority of the voting power of the shares of common stock cast on this matter is required to approve this proposal. Unless otherwise instructed in the proxy, all proxies will be voted "FOR" the ratification of Ernst & Young LLP.
Our Board Recommends that You Vote "FOR" the Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2017.
Fees Paid to Independent Registered Public Accounting Firm
The following table sets forth the fees incurred for services performed by Ernst & Young LLP during fiscal years 2016 and 2015:

Nature of Service	2016 Fees	2015 Fees
Audit Fees(1)	$945,070	$965,724
Audit Related Fees	$—	$—
Tax Fees(2)	$435,332	$293,034
All Other Fees(3)	$2,000	$—
Total:	$1,382,402	$1,258,758
_______________________________________________________________________________

(1)
"Audit Fees" represent fees for the respective fiscal year for professional services for the audit of our annual financial statements, the review of financial statements included in our quarterly financial statements, accounting consultations, and other services that are normally provided by the independent registered public accounting firm in connection with other statutory or regulatory requirements including, services rendered relating to our registration statement filings with the SEC and services rendered in connection with the audit of the Company's internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

(2)	"Tax Fees" is primarily for services rendered in connection with international tax matters, including services rendered for tax compliance, tax advice and tax audit assistance.

(3)
This category consists of fees for any other products or services provided by Ernst & Young LLP not described above. The services for fees in 2016 under this category are related to licensed accounting research software.

Our Audit Committee determined that the provision of the non-audit services by Ernst & Young LLP described above is compatible with maintaining Ernst & Young LLP's independence.

Audit Committee Pre-Approval Policy and Procedures
Our Audit Committee as a whole, or through its Chair, pre-approves all audit and non-audit services (including fees) to be provided by the independent registered public accounting firm. Our Audit Committee has delegated to the Chair of our Audit Committee the authority to pre-approve non-audit services not prohibited by law to be performed by Ernst & Young LLP and associated fees, provided that the Chair of our Audit Committee reports any decisions to pre-approve such services and fees to the full Audit Committee at its next regular meeting. All services provided by Ernst & Young LLP during 2016 and 2015 were pre-approved by the Audit Committee.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee has reviewed and discussed the audited financial statements of PTC Therapeutics, Inc. for the fiscal year ended December 31, 2016 with management.
The Audit Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, as modified or supplemented (communication with audit committees), as adopted by the Public Company Accounting Oversight Board.
The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP's communications with the Audit Committee concerning independence, and has discussed Ernst & Young LLP's independence from us with Ernst & Young LLP.
Based on the review and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements as of and for the year ended December 31, 2016 be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

By the Audit Committee of the Board of Directors of PTC Therapeutics, Inc.

Ronald C. Renaud, Chair Adam Koppel, M.D., Ph.D. David P. Southwell

EXECUTIVE OFFICERS
The following table and biographical descriptions provide information as of April 20, 2017 relating to each of our executive officers, other than Dr. Peltz, who also serves as a director of the Company. Dr. Peltz's biographical information is presented above in this proxy statement under the heading "Proposal 1: Election of Directors—Biographical Information."

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Neil Almstead, Ph.D. Executive Vice President, Research, Pharmaceutical Operations & Technology	50
Dr. Almstead has served as our Executive Vice President, Research, Pharmaceutical Operations and Technology since January 2015. Dr. Almstead has been employed with PTC since 2000. He served as our Senior Vice President, Research and CMC from July 2008 to December 2014 and Senior Vice President, Chemistry and CMC from January 2007 to June 2008. Prior to joining PTC, Dr. Almstead served as Project Manager at Procter & Gamble Company, a publicly traded consumer products company. Dr. Almstead has co-authored more than 75 publications and patents pertaining to the design and synthesis of lead candidate compounds for genetic disorders, oncology and inflammatory diseases. Dr. Almstead received a B.S. from Clarkson University and a Ph.D. in Organic Chemistry from the University of Illinois at Urbana-Champaign.

Mark E. Boulding Executive Vice President, Chief Legal Officer, Corporate Secretary	56
Mr. Boulding has served as our Executive Vice President and Chief Legal Officer since March 2012 and as our Corporate Secretary since 2002, and previously served as our Senior Vice President and General Counsel from April 2002 to February 2012. He also serves as a director of one and as co-secretary of two subsidiaries of PTC. Prior to joining us, Mr. Boulding served as General Counsel, Executive Vice President and Secretary of MedicaLogic/Medscape, Inc., a provider of digital health records software and healthcare information, from May 2000 to April 2002. From June 1999 to May 2000, Mr. Boulding served as the General Counsel, Vice President and Secretary of Medscape, Inc., a provider of online health information and education. Mr. Boulding previously was a partner in two Washington, D.C.-based law firms. Mr. Boulding received a J.D. from the University of Michigan and a B.A. from Yale College.

Shane Kovacs Executive Vice President, Chief Financial Officer and Head of Corporate Development	43
On April 7, 2017, Mr. Kovacs notified us of his resignation, which is expected to be effective mid-May 2017.

Mr. Kovacs has served as our Executive Vice President, Chief Financial Officer since June 2013 and has also served as our Head of Corporate Development since January 2015. He also has served as a director of PTC Therapeutics International Limited, our international headquarters and indirect wholly-owned subsidiary, and as an officer and director of many of our international subsidiary boards. Prior to joining us, Mr. Kovacs served in positions of increasing responsibility at Credit Suisse, an investment banking firm, from March 2004 to May 2013, including most recently as a Managing Director. From July 2002 to March 2004, Mr. Kovacs served as an associate at National Bank Financial, a diversified financial services firm. Mr. Kovacs received a B.Eng. and a B.S. in Chemical Engineering and Life Sciences from Queen's University and an M.B.A. from the University of Western Ontario. Mr. Kovacs is a Chartered Financial Analyst.

Tuyen Ong, M.D., MRCOphth. Chief Medical Officer	42
Dr. Ong has served as our Chief Medical Officer since April 2016 and served as our Senior Vice President, Head of Clinical and Translational Research from September 2014 to April 2016. Prior to joining PTC, Dr. Ong was employed by Valeant Pharmaceuticals (previously Bausch and Lomb) from 2010 to 2014, most recently serving in the role of Vice President of Global Clinical Development and Operations. Previously, Dr. Ong worked at Pfizer Inc., developing drugs for diseases with high unmet medical need in various disease areas including respiratory, gastrointestinal, hepatology, and ophthalmology. Dr. Ong holds a medical degree from the University of London and received his M.B.A. from New York University Stern School of Business.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Mark A. Rothera Chief Commercial Officer	54
Mr. Rothera has served as our Chief Commercial Officer since April 2013. Prior to joining us, Mr. Rothera served as Global President of Aegerion Pharmaceuticals, Inc., a biopharmaceutical company, from April 2012 to January 2013. From January 2006 to March 2012, he served as Vice President and General Manager for the commercial operations of Shire Human Genetic Therapies, Inc. in Europe, the Middle East & Africa. Prior to joining Shire, Mr. Rothera held various global strategic and operational marketing and sales roles with French and UK operations of Glaxo Wellcome. Mr. Rothera received an M.A. in Natural Science from Cambridge University, an M.B.A. from the European Institute for Business Administration and a Diploma in Company Direction from Institute of Directors, UK.

There are no family relationships between or among any of our executive officers or directors. There is no arrangement or understanding between any of our executive officers and any other person or persons pursuant to which he was or is to be selected as an executive officer.

EXECUTIVE COMPENSATION
This section describes the material elements of compensation awarded to, earned by or paid to our named executive officers, who, for fiscal year 2016, are:

•	Stuart W. Peltz, Ph.D., Chief Executive Officer;

•	Shane Kovacs, Executive Vice President, Chief Financial Officer and Head of Corporate Development;

•	Neil Almstead, Ph.D., Executive Vice President, Research, Pharmaceutical Operations & Technology;

•	Mark E. Boulding, Executive Vice President, Chief Legal Officer and Corporate Secretary; and

•	Mark Rothera, Chief Commercial Officer.
In addition, this section discusses the principles underlying our decisions with respect to the compensation of our named executive officers and the most important factors relevant to an analysis of these decisions, as well as qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers, and is intended to provide context for the data presented in the tables and narrative that follow.
As announced on April 10, 2017, Mr. Kovacs has resigned from the Company. His resignation is expected to be effective mid-May 2017.
Compensation Discussion and Analysis
Our executive compensation program is intended to be competitive with our peers and to motivate our executive team to achieve our short- and long-term strategy for creating stockholder value. Our executive compensation program consists of three primary elements: base salary, annual cash incentive and annual equity award. The equity awards granted in 2014, 2015, and 2016 were comprised solely of stock options (and, in 2017, were comprised of stock options and restricted stock). We view stock options as naturally performance-based because they provide no value to the option-holder if our stock price does not increase after grant, although, we do not believe that our performance can be evaluated accurately by simply reviewing our stock price on any particular trading day. We do not maintain an executive perquisite program or any guaranteed or funded retirement plan benefits other than a matching contribution under our 401(k) savings and retirement plan that we make available to all employees.
2016 Say on Pay Vote
Pursuant to Section 14A of the Exchange Act, at our 2016 annual meeting of stockholders, our stockholders voted, in an advisory manner, on a proposal to approve our named executive officers’ compensation, which is commonly referred to as the “say-on-pay” vote.  Prior to 2016, we were considered an "emerging growth company" under applicable federal securities law and, as a result, we did not hold a say-on-pay-vote at our annual meetings prior to our 2016 annual meeting.
The 2016 say-on-pay vote was approved by our stockholders, with approximately 90.4% of the votes cast in favor of the overall compensation of our named executive officers, including related compensation philosophy, policies and practices.
We were pleased with the strong support from our stockholders. And, in an effort to continue to improve our governance and compensation practices, in December 2016, our Compensation Committee recommended, and our Board adopted, Executive and Director Stock Ownership Guidelines. These guidelines, which are described in more detail on page 39, require our Chief Executive Officer to hold shares of our common stock equal to three times, and other executive officers equal to one times, his or their three-year average cash compensation. Directors are required to hold common stock equal to three times their average cash retainer. The guidelines require compliance within five years from adoption of the guidelines. In addition, the Compensation Committee formally adopted a cap to awards under our annual incentive program, limiting the maximum achievable award for executive officers to two times target, as further described under "Mechanics of annual cash incentive program" on page 33.
Since our 2016 annual meeting, we also have held discussions with a number of our largest stockholders about various corporate governance and executive compensation-related issues, as we greatly value the benefits of maintaining that dialogue and better understanding investor perspective. Our Compensation Committee intends to continue to consider the outcome of our say-on-pay vote in continuing with its efforts to review and improve our compensation programs, and remains open to considering changes that may be warranted as our business and industry evolve.

Executive Compensation Objectives and Philosophy
Our compensation policies and programs are intended to:

•	drive the achievement of key corporate milestones and the execution of our long-term growth strategy by placing a significant portion of named executive officer compensation "at risk",

•	attract and retain well-qualified executive management, and

•	align the interests of our executive officers and long-term stockholders.
"At-risk" compensation drives executive focus on achievement of our short- and long-term goals. Under our executive compensation program, a significant portion (85.6% and 77.5%, respectively) of our Chief Executive Officer's and other named executive officers' primary compensation elements in 2016 (comprised of base salary, annual cash incentive at target, and the grant date fair market value of the equity award) were variable based on performance and/or our stock price, as shown below:
Primary compensation elements in 2016
(base salary, annual cash incentive at target, and stock option award)
We believe that our annual cash incentive program contributes to the achievement of key short-term goals that drive the success of our long-term growth strategy. Our Compensation Committee works with management and the Board to establish corporate objectives under our annual cash incentive program that highlight the Company's top strategic goals and provide appropriate motivation toward the achievement of significant milestones that we believe directly correlate to the long-term enhancement of stockholder value.
In addition, since becoming a public company in June 2013, our executive compensation program has included an annual equity award that vests over a period of four years, traditionally in the form of stock options (and, in 2017, restricted stock). Equity awards are made at the start of the new year, which is after performance results for the previous year are known and before the results for the new year. The January 2016 grant was influenced by our company's performance in 2015 and represented a 65.1% decline in grant date fair market value compared to the January 2015 grant to our Chief Executive Officer. The January 2017 grant was influenced by our performance in 2016 and represented a 63.7% decline in grant date fair market value compared to the January 2016 grant.
Our Compensation Committee utilizes stock option awards to encourage the execution of our long-term growth strategy as these equity awards only provide value to the named executive officers if our stock price increases after the grants are made and the applicable award has vested. Stock option awards granted in 2016 are not currently providing any value because our current stock price is lower than the option exercise price.
Attract and retain well-qualified executive management.    We believe the Company's growth and success can only be achieved with the valuable contributions of our employees, as led by our executive officers. Our Compensation Committee regularly works with an independent compensation consultant to understand the competitive landscape and design a compensation program intended to attract, engage and retain high caliber, talented executives capable of executing on our short- and long-term growth strategy.

For compensation in 2016, our Compensation Committee utilized data from a peer group developed with the assistance of its independent compensation consultant as one tool to assist the Compensation Committee with respect to competitive positioning and internal parity for base salary, bonus target under our annual incentive program, and equity awards. Peer group data is viewed as a reference point in making compensation decisions, but the Compensation Committee does not target a particular competitive level or utilize peer data in a formulaic manner. As a result, individual pay levels vary based on individual experience, scope of responsibilities, past performance and expectations with respect to future performance and future leadership potential.
Strengthen the alignment of the interests of our executive officers and stockholders.    A stock option only has value if our stock price increases above the option exercise price and then such increased value is maintained through the vesting and exercise date. The Compensation Committee believes that this form of equity award is most effective at rewarding successful execution of our long-term growth strategy.
Peer Group Composition
General.    Our Compensation Committee uses peer group benchmark information developed in coordination with an independent compensation consultant to assist it in understanding the range of base salary, target annual incentive compensation, and equity grant levels offered for comparable roles at peer companies. On a regular basis, our Compensation Committee considers the relevance of its compensation peer group based on the Company's current stage of development, market capitalization and size.
Analysis of the level and types of compensation our peer group companies offer for positions similar to those of our named executive officers is only one factor taken into account by the Compensation Committee when determining executive compensation. When establishing executive compensation, our Compensation Committee also considers the performance of the Company and each executive officer's individual performance over the past year, their contributions to the execution of the Company's short-term goals and long-term strategy, the Board's expectations of performance against key strategic, financial and operational objectives in the coming year, the long-term retention of the executive officer, and demonstration of executive leadership at PTC as well as matters of internal parity.
2015 Peer Group.    Our Compensation Committee retained Frederic W. Cook & Co., or FW Cook, as its independent compensation consultant in 2015 and directed FW Cook to assist it in the development of a reference peer group for compensation decisions to be made effective in January 2016, including 2016 base salary revisions, annual cash incentive targets, and the annual stock option awards granted on January 4, 2016.
The Compensation Committee sought to expand the peer group to include a mix of late stage multi-drug pre-commercial companies and smaller commercial companies with pipelines, similar to PTC's size and development stage. At the time the peer group data was reviewed, the peer group median market capitalization was about $1.27 billion and PTC's market capitalization was near the 35th percentile of the peer group at about $1.05 billion. PTC's employee population was about 50% higher than the median of the peer group members. The resulting peer group, which we refer to as the 2015 peer group, consisted of:

Achillion Pharmaceuticals, Inc.*	Acorda Therapeutics, Inc.	Aegerion Pharmaceuticals, Inc.
Agenus, Inc.*	Amicus Therapeutics, Inc.*	Arena Pharmaceuticals, Inc.
Ariad Pharmaceuticals Inc.	Celldex Therapeutics, Inc.*	Cempra, Inc.*
Dyax Corp.+	Halozyme Therapeutics, Inc.	ImmunoGen, Inc.
Inovio Pharmaceuticals, Inc.*	Ironwood Pharmaceuticals, Inc.	Merrimack Pharmaceuticals, Inc.*
Nektar Therapeutics	Novavax, Inc.*	Pacira Pharmaceuticals, Inc.
Sarepta Therapeutics, Inc.	Synergy Pharmaceuticals	Tesaro, Inc.
TG Therapeutics*
_______________________________________________________________________________

*	New peer group member in 2015 + Acquired in 2016
2016 Peer Group.    In 2016, FW Cook assisted the Compensation Committee in its review and revision of the 2015 peer group to be utilized by the Compensation Committee for compensation decisions to be made effective in January 2017, including 2017 base salary revisions, annual cash incentive targets for 2017, and the annual equity awards granted on January 3, 2017.
The Compensation Committee reduced the market capitalization range for the 2016 peer group, with the revised median market cap set at approximately $640 million at the time reviewed. PTC's market capitalization was near the 35th percentile of the revised peer group members. Celldex, Halozyme, Novavax, Pacira and Tesaro were removed from the peer group as a result of this downward market cap adjustment. At the time of its development, slightly more than half of the peer group was commercial in some manner. PTC's employee count was consistent with the commercial-stage members of the peer group. The resulting peer group, which we refer to as the 2016 peer group, consisted of:

Achillion Pharmaceuticals, Inc.	Acorda Therapeutics, Inc.	Aegerion Pharmaceuticals, Inc.
Agenus, Inc.	Alimera Sciences, Inc.*	Amicus Therapeutics, Inc.
Arena Pharmaceuticals, Inc.	Ariad Pharmaceuticals Inc.	Cempra, Inc.
Cytokinetics, Inc.*	ImmunoGen, Inc.	Inovio Pharmaceuticals, Inc.
Insmed Incorporated*	Ironwood Pharmaceuticals, Inc.	Merrimack Pharmaceuticals, Inc.
Momenta Pharmaceuticals, Inc.*	Nektar Therapeutics	Rigel Pharmaceuticals, Inc.*
Sangamo BioSciences, Inc.*	Sarepta Therapeutics, Inc.	Synergy Pharmaceuticals
TG Therapeutics	Vanda Pharmaceuticals Inc.*
_______________________________________________________________________________

*	New peer group member in 2016
Individual and Company Performance
When making annual compensation determinations, the Compensation Committee considers each named executive officer's individual performance over the past year, their contributions to the execution of the Company's short-term goals and long-term strategy, the Board's expectations of performance against key strategic, financial and operational objectives in the coming year, and demonstration of executive leadership at PTC.
Individual performance is used together with other information resources to assist in a holistic evaluation of executive compensation. In connection with the close of each fiscal year, our Compensation Committee considers PTC's performance against the objectives and metrics established for that fiscal year and assigns a corporate rating value, defined as a percentage against goals, to corporate performance based on their assessment of results. This corporate rating is applied, together with the individual performance modifier described below, to determine the amounts earned by each executive officer under the annual incentive program for the last closed (or closing) fiscal year. Awards under the 2016 annual incentive program were determined in December 2016 based on the Compensation Committee’s assessment of individual and PTC performance during 2016.
While individual performance is considered in connection with all aspects of executive compensation, the individual performance modifier only directly impacts the value of cash incentive compensation received by our named executive officers under our annual incentive program. Quantitative weight is assigned to individual performance in the form of an individual performance modifier, which, for 2016 compensation, could range from 1.3, for top performers, to 1.0, for employees who consistently deliver on their position requirements and expectations. Performance below these levels can result in the application of an individual performance modifier that is less than 1.0, reducing the annual incentive award below target.
Our Compensation Committee generally considers Dr. Peltz's assessment of each named executive officer's performance, other than himself, during the fourth quarter of the fiscal year at the same time that it considers the Company's performance against key metrics established by the Board and Dr. Peltz's performance for the applicable year. As our Chief Executive Officer, Dr. Peltz has overall responsibility for our business strategy, operations and corporate vision and our Compensation Committee generally assesses his performance in the context of the execution of our business strategy and the performance of the Company as a whole over the applicable year.
As a result, our Compensation Committee considers individual and PTC performance during the closing fiscal year as well as expectations for individual and PTC performance during the coming year when setting base salary, target annual cash incentive opportunity and annual equity awards that will become effective in January of the coming year. For example, 2016 base salary increases and annual stock option awards were considered in late 2015 and set early in 2016 after considering Company and individual performance in 2015. At the same time, our Compensation Committee considered the demands that would be placed on our executive team in order to execute on our strategic goals in 2016.
For a discussion of the Compensation Committee's assessment of individual and corporate performance in 2016, which directly impacted annual cash incentive awards for 2016, see "Annual cash incentive program" on page 33. For information concerning individual and corporate performance in 2015, which directly impacted 2016 base salary and equity award, see "Base salary" below.

Elements of Executive Compensation
The material elements of compensation and the periods of time in which our Compensation Committee made determinations with respect to each element for 2016 were as follows:

Element of compensation	2016 compensation determinations finalized in...
Base salary	January 2016
Annual cash incentive award	December 2016
Annual stock option award	January 2016
In addition, each named executive officer is entitled to severance payments and other benefits if his employment is terminated under the circumstances specified in his employment agreement and is entitled to participate in the benefit programs made available to all employees, such as health, life and disability insurance, the PTC 401(k) savings and retirement plan, and the 2016 Employee Stock Purchase Plan.
Base salary.    Base salary is designed to attract, motivate and retain qualified employees by providing a consistent cash flow throughout the year as compensation for performance of day-to-day responsibilities. The responsibilities of the position; background and experience; individual, team, and corporate performance and contribution; market competitive conditions; and other factors described below are taken into account by the Compensation Committee when determining this component of compensation.
Fiscal 2016 base salary determinations.   Base salary determinations for 2016 were discussed in December 2015 and set in January 2016.
Our Compensation Committee set 2016 base salary increases at 3% for each named executive officer. This was based primarily on the fact that in 2015, the year before, a one-time salary adjustment had been made to named executive officer base salaries following the Company’s transition to a commercial public company.
Dr. Peltz's assessment of each named executive officer's individual contributions to PTC's performance in 2015 and the Compensation Committee's assessment of executive and Company performance in 2015 were also considered by our Compensation Committee in establishing 2016 base salaries.
Our Compensation Committee determined that each of the named executive officers consistently delivered on their position requirements and expectations during 2015 and favorably distinguished the performance of Mr. Rothera and Mr. Kovacs. Specifically, our Compensation Committee considered the leadership and strategic role assumed by Mr. Rothera in connection with the expansion of the Company's commercial footprint and execution of commercial launch activities as well as his efforts to oversee patient initiatives and grow the Company's relationships with the medical community. Mr. Kovacs was recognized by the Compensation Committee for his contributions to corporate strategy, corporate communications and finance matters. The specific performance factors taken into account by the Compensation Committee for each named executive officer are set forth in last year's proxy statement in the discussion of individual performance in 2015.
For corporate performance in 2015, our Compensation Committee considered in a positive light PTC's execution of its commercial strategy during 2015 and its advancement of certain regulatory goals and clinical programs, while it also took into account setbacks in other clinical programs.
Our named executive officer base salaries in 2016 approximated the 2015 peer group median, except with respect to Mr. Rothera whose base salary was above the 75th percentile.
Fiscal 2017 base salary determinations.   Base salary determinations for 2017 were discussed and set in December 2016.
Due primarily to the Compensation Committee's revisions to our 2016 peer group, which reduced the market capitalization size of the companies included in our peer group, the base salary levels for each named executive officer position against our 2016 peer group were in the 40th to 60th percentile, except with respect to Mr. Rothera whose base salary was in the 70th percentile. The Compensation Committee considered, with the assistance of FW Cook, that each named executive officer's total target cash compensation (consisting of base salary plus annual incentive award at target), was at or below the 2016 peer group median, other than with respect to Mr. Rothera, whose total target cash compensation was four percentage points above the 2016 peer group median.
In setting 2017 base salaries, Dr. Peltz's assessment of each named executive officer's individual contributions to PTC's performance in 2016 and our Compensation Committee's assessment of individual and Company performance in 2016 were also considered. For additional information on our Compensation Committee's assessment of individual and Company performance in 2016, see "Annual cash incentive program" below.
Based upon these factors, base salaries for 2017 were increased by 3% for each named executive officer.
Tabular presentation of base salary adjustments in 2016 and 2017.    The table below sets forth our named executive officers salaries, as determined by our Compensation Committee for fiscal years 2016 and 2017:

Name	2016 base salary ($)	Increase over 2015 base salary (%)	2017 base salary ($)	Increase over 2016 base salary (%)
Stuart Peltz	$618,000	3.0%	$636,540	3.0%
Shane Kovacs	$429,510	3.0%	$442,395	3.0%
Neil Almstead	$422,300	3.0%	$434,969	3.0%
Mark Boulding	$421,476	3.0%	$434,120	3.0%
Mark Rothera	$438,152	3.0%	$451,296	3.0%
Annual cash incentive program.    Our annual cash incentive program is intended to motivate and reward our named executive officers to achieve and exceed annual goals and milestones that are expected to advance our long-term growth strategy. Both pre-established corporate goals and individual contributions toward these goals factor into the amount earned under the program. The corporate goals established under the program are tied to PTC's operating plan for the applicable year and have typically been focused on the achievement of specific research, clinical, regulatory, commercial, financial, compliance or operational milestones developed in collaboration with our Compensation Committee and presented to our Board. Generally, our Compensation Committee also establishes one or more "stretch goals" that are expected to be more difficult to achieve within the one-year timeframe of the program and could, based on the outcome of other performance metrics, drive the company performance rating above target. Because the goals are intended to be consistent with our short- and long-term strategic priorities, we believe their achievement is conducive to the creation of stockholder value.
Mechanics of annual cash incentive program.    Each named executive officer has the potential to realize, at target, a pre-established value tied to a percentage of their salary. Dr. Peltz can earn, at target, an amount equal to 50% of his base salary and each other named executive officer can earn, at target, an amount equal to 40% of his base salary.
In connection with the close of each fiscal year, our Compensation Committee considers PTC's performance against the objectives and metrics established for that fiscal year and assigns a value, defined as a percentage against goals, to corporate performance based on the committee's assessment of results. In 2016, the Compensation Committee capped the amounts that could be achieved under the corporate performance segment of the annual incentive program to two times target. This limit may not be adjusted upward for individual performance. The program permits the exercise of both negative and positive discretion based on our Compensation Committee's view of overall corporate performance during the year (subject to the maximum award cap). However, historical corporate performance payouts under the annual cash incentive program in the last six years have ranged from a low of 75% to a high of 150%, in each case subject to upward or downward adjustment based on the individual officer's performance modifier.
Individual performance is considered in the manner described under "Individual and Company Performance" on page 31, with a maximum quantitative modifier for potential awards based on 2016 performance of up to 1.3. Downward adjustments made to any senior officer's individual performance modifier may be used to make a corresponding upward adjustment to another senior officer's individual performance modifier, although no such adjustment effecting a named executive officer was made to 2016 annual incentive awards.
The combination of corporate and individual performance is applied using the following formula:

Base Salary	X	Target Annual Incentive (%)	X	Corporate Rating (%)	X	Individual Performance Modifier	=	Incentive Award
Potential award under annual cash incentive program.   As part of its annual review of the executive compensation program, our Compensation Committee considers the potential value that could be earned by each named executive officer under the annual incentive program. Our Compensation Committee has never increased the target annual cash incentive for any named executive officer above the level established in their respective employment agreements, which is 50% of base salary for Dr. Peltz and 40% of base salary for each other named executive officer. In 2016, our Compensation Committee capped the amounts that could be achieved under the corporate performance segment of the annual incentive program to two times target. This limit may not be adjusted upward by the individual performance modifier.
In making its determination not to increase annual incentive target percentages for any named executive officer under the 2016 annual incentive program, the Compensation Committee, with the assistance of its independent compensation consultant, considered that target annual cash incentive awards were generally consistent with those of our 2015 peer group, except for our CEO, Dr. Peltz, who had a target annual cash incentive award and target cash compensation that were each below the median.
Company goals and results under the 2016 annual incentive program.    The core performance objectives established by our Compensation Committee for 2016, and our performance under such metrics, were as follows:
Successfully expand patient access to grow commercial opportunity for Translarna for the treatment of nonsense mutation Duchenne muscular dystrophy (nmDMD).   In order to assess achievement of this goal, two primary metrics were established. The first metric required PTC to meet or exceed its external guidance of revenues between $65 and $85 million for 2016 using the budgeted exchange rates approved by the Board at the beginning of 2016. This goal was achieved at the budgeted exchange rate (with $81.4 million in 2016 invoiced sales at the actual exchange rate). The second metric required execution on activities by the Company to pursue market and label expansion, including specific, related clinical goals, which were achieved.
Manage operating expenses to support long-term growth of the Company.   This goal was satisfied based upon achievement of PTC operating within the Board-approved budget for 2016.
Advance regulatory strategy for Translarna for the treatment of nmDMD in the United States.   This goal related to the execution of PTC's regulatory strategy to enable the filing of the new drug application in fiscal 2016 for Translarna for the treatment of nmDMD with the United States Food and Drug Administration, or FDA. This goal was not achieved.
Advance nonsense mutation cystic fibrosis program.   ACT CF was completed during the fourth quarter of 2016, which satisfied this goal's metric to complete the Phase 3 ACT CF trial in 2016.
Advance Translarna life-cycle management program.   Achievement of this goal required achievement of at least two program deliverables related to advancements in PTC's programs to pursue additional indications for Translarna. The deliverables were considered moderately difficult to achieve and were considered achieved by the Compensation Committee.
Advance research and development programs to expand PTC's clinical pipeline.   The metrics established to measure this goal related to activities to advance PTC's pipeline programs including its cancer stem cell program; its joint collaboration program in spinal muscular atrophy (including completion of a Phase 1 study and resumption of clinical development in spinal muscular atrophy patients, which were achieved); and earlier stage programs, which were achieved.
Develop leadership and engage employees in PTC's cause, culture and mission.   Structured team development activities, leadership coaching, and employee engagement on how to preserve PTC’s culture during a period of challenges and changes were deployed to achieve this leadership and organizational goal in 2016.
The "stretch goal" approved by the Compensation Committee was not achieved in 2016. This goal was linked to FDA approval of Translarna for the treatment of nmDMD in the United States.
The recommendations of our Chief Executive Officer, who, with input from the other executive officers, assessed our performance against corporate goals for 2016 were also considered. In December 2016, our Compensation Committee determined 2016 performance against the overall corporate objectives, goals and metrics warranted a corporate rating of 85% for the named executive officers.

Individual performance in 2016.   For individual performance in 2016, our Compensation Committee considered the following key accomplishments and contributions by individual named executive officers during 2016 and Dr. Peltz's recommendations with respect to performance ratings for all named executive officers, other than himself:

Name/Rating	Key performance factors in 2016
Stuart Peltz	• Key contributions: strategy, leadership, vision, execution
• Oversaw all critical aspects of PTC business and operations via active supervision of direct reports

Shane Kovacs	• Key contributions: corporate strategy and business evolution, tax and finance, business development, corporate communications
• Active oversight of international growth
• Managed corporate expenses in 2016 within Board-approved budget
• Oversaw corporate restructuring in first half of 2016
• Progressed corporate business development strategy
• Enriched and grew relationships with key strategic partners

Neil Almstead	• Key contributions: research, development, supply chain, manufacturing
• Key role in advancement of pre-clinical stage programs
• Supported advancement of cancer stem cell program
• Active management of manufacturing activities for Translarna clinical and commercial programs
• Oversaw supply chain expansion into multiple countries
• Managed PTC portfolio of research projects

Mark Boulding	• Key contributions: corporate strategy, legal, compliance, regulatory, quality assurance
• Continued to execute corporate global strategy for multiple teams, including legal, compliance, regulatory and quality assurance
• Played significant role in certain pricing and reimbursement negotiation processes
• Actively managed litigation and regulatory appeal processes
• Provided strategic support to critical corporate, clinical and commercial matters
• Oversaw key intellectual property projects during 2016

Mark Rothera	• Key contributions: corporate strategy, commercial, marketing, patient outreach
• Delivered 2016 revenue in-line with external guidance
• Continued expansion of global commercial footprint
• Played significant role in pricing and reimbursement negotiation processes
• Key role in advancement of earlier stage potential commercial and clinical programs
• Oversaw critical patient initiatives, including global patient advocacy and other projects
Amounts earned under 2016 annual incentive program.    Our named executive officers earned the amounts set forth in the table below based on our Compensation Committee's determinations with respect to PTC's corporate rating and individual performance modifiers under the 2016 annual cash incentive program:

Name	Target incentive (% of salary)	2016 corporate rating and individual performance modifier (%)	2016 amount awarded ($)	Change from 2015 amount awarded (%)
Stuart Peltz	50%	84.1%	$260,000	–16.1%
Shane Kovacs	40%	85.0%	$146,033	–22.2%
Neil Almstead	40%	85.0%	$143,582	–15.0%
Mark Boulding	40%	85.0%	$143,302	–15.0%
Mark Rothera	40%	109.6%	$192,173	2.7%
Annual cash incentive program in 2017.   Plan metrics and our Compensation Committee's assessment of corporate and individual performance in 2017 will be reported in next year's proxy statement.

Annual equity award.   A significant portion of our executive compensation program in 2016 and in prior years has been in the form of an annual stock option award that vests over a four-year period.
The "Stock Option Award" column of our Summary Compensation Table sets forth the full grant date fair value of the stock option award granted to each named executive officer in January 2016, calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification, Topic 718. These amounts do not represent the actual value realized by the named executive officers in 2016; in fact, no portion of the applicable stock option awards vested until January 2017.
As of April 20, 2017, all stock option grants made to our named executive officers in 2016 are "underwater," do not have any "in the money" value, and are currently tracking to pay nothing without a significant increase in stock price.
A stock option only has value if our stock price increases above the exercise price of the stock option and such value is maintained through the applicable vesting and exercise date. Our Compensation Committee views time-vested stock option awards as an important tool to align the interests of our named executive officers with the interests of our stockholders and believes that this form of equity is most effective at rewarding successful execution of our long-term growth strategy. The time vesting feature of the annual equity award is also intended to serve as a meaningful executive retention device.
In determining the size of the annual stock option awards granted to our named executive officers, our Compensation Committee considers PTC's performance during the year prior to grant, the individual's key contributions to our execution of our short- and long-term goals during that year, as well as expectations for the Company's and the individual's performance in the new year, including their potential for enhancing the long-term creation of value for our stockholders. Our Compensation Committee also considers the advice of its independent compensation consultant, including information regarding comparative stock ownership of, and equity awards received by, the executives in our peer group and our industry. Our Compensation Committee also considers matters of internal pay equity as well as individual expectations based on historic Company practices. In addition, Dr. Peltz provides his recommendations to our Compensation Committee for each named executive officer other than himself.
Timing, pricing, material terms, of other matters related to stock option awards.    All grants to our named executive officers must be approved by our Compensation Committee. Annual stock option awards are generally granted at predetermined meetings of the Compensation Committee, which have historically been in January. The annual stock option awards granted in 2015, 2016 and 2017 were made on the first trading day of the respective year, and consider the prior year’s performance more than the current year, because the Committee does not know the results of the coming year at the time of grant. As a result, performance in the previous year is a key factor in determining the grant amount.
Specifically, the stock option awards granted in January 2016, which are disclosed in the Summary Compensation Table, were impacted by our Compensation Committee's assessment of 2015 performance and expectations for 2016. Our Compensation Committee's assessment of 2016 performance and expectations for 2017 impacted the equity awards granted in January 2017, which will be disclosed in next year's Summary Compensation Table. As noted in the "Tabular presentation of annual equity awards in 2016 and 2017", the grant date fair market value of equity awards made to our named executive officers in 2017 substantially decreased from the value of such awards in 2016.
The exercise price for stock option awards is set at the closing price of PTC's common stock on the date of the grant. Annual stock option awards granted to employees, including our named executive officers, since our initial public offering have vested over a four-year period, with 25% of the shares underlying such options generally vesting one year after grant and 6.25% of the shares vesting at the end of each successive three month period thereafter.
Fiscal 2016 stock option award determinations.  In making annual stock option award determinations for January 2016, our Compensation Committee considered individual performance in the context of executive officer and Company achievements during 2015, as described under "Base salary - Fiscal 2016 base salary determinations" on page 32. Dr. Peltz's assessment and recommendations for each of his direct reports were also considered.
In addition, our Compensation Committee considered analysis provided by its independent compensation consultant with respect to the number of shares underlying stock option awards granted to PTC's employees, including the named executive officers, relative to the number of shares of common stock outstanding. This analysis was intended to assist the Compensation Committee in its evaluation of the stock option awards in 2016 on a consistent basis as compared to other companies and regardless of fluctuations in the price of our common stock. With the assistance of its independent compensation consultant, our Compensation Committee determined an aggregate share pool to be allocated to equity awards, which was determined in reference to the median average equity pools utilized by the 2015 peer group over the prior three years.
Based primarily on its determinations with respect to performance in 2015, which was considered solid, but not as strong as performance in 2014, the advice of its independent compensation consultant and the recommendations of Dr. Peltz, our

Compensation Committee elected to allocate a portion of the share pool to each named executive officer in reference to the allocation assigned at median level compared to the 2015 peer group.
The resulting stock option awards granted in January 2016 represented a decline of 41.7% in grant size, year-over-year, to Dr. Peltz, who received 175,000 options in 2016 and 300,000 options in 2015, and resulted in smaller stock option awards to our other named executive officers, with the exception of Mr. Rothera, whose award was essentially flat year-over-year. These lower grants show the manner in which the previous year's performance is considered and reflected in the compensation program.
The reduction to annual stock option awards granted in 2016 reduced the potential dilutive impact of new equity awards without adversely affecting the competitiveness of, or undermining the long-term incentives under, our executive compensation program.
Based on the factors detailed above, our Compensation Committee granted the stock option awards described under the "Tabular presentation of annual equity awards in 2016 and 2017" on page 38 to our named executive officers, pursuant to our 2013 Long Term Incentive Plan, on January 4, 2016.
Fiscal 2017 equity award determinations. In establishing equity awards for 2017, our Compensation Committee considered that the exercise price of each stock option award granted to the named executive officers since PTC's initial public offering was above PTC's common stock price. In addition, the Compensation Committee considered, in consultation with its independent compensation consultant, that the "in the money value" to the named executive officers with respect to all outstanding stock option awards was in the bottom quartile of the 2016 peer group and that approximately half of the commercial members of the 2016 peer group awarded time-based restricted shares to their executive teams as retention incentives.
As the stock option awards alone were at risk of not fulfilling one of the primary objectives of PTC's compensation program - to attract and retain well-qualified executive management - to the satisfaction of our Compensation Committee, they determined to award 30% of the 2017 equity awards to named executive officers as restricted stock with time-based vesting in equal annual installments over four years. The number of shares granted as restricted stock awards, as compared to stock option awards, were reduced to reflect the difference in value to the named executive officers.
Our Compensation Committee believes that the addition of restricted stock awards to the 2017 compensation program provides an effective tool for motivating and retaining our executive officers, especially in conjunction with stock options.  We believe that the stock ownership opportunities afforded by restricted stock awards, when paired with PTC's stock ownership guidelines (discussed on page 39), align the interests of our executive officers and stockholders.
With the assistance of its independent compensation consultant, our Compensation Committee determined an aggregate share pool to be allocated to equity awards, which was determined in reference to the median average equity pools utilized by the 2016 peer group over the prior three years.
In allocating equity awards among the named executive officers, our Compensation Committee considered individual performance in the context of both PTC's achievements during 2016, as described under "Annual cash incentive program" beginning on page 33 as well as Dr. Peltz's assessment and recommendations for each of his direct reports. Based on its analysis of performance in 2016, the advice of its independent compensation consultant, and the recommendations of Dr. Peltz, our Compensation Committee elected to allocate a portion of the share pool to each named executive officer in reference to the allocation assigned at or below the median level compared to the 2016 peer group, except with respect to Mr. Rothera, who was allocated an award approximating the 75th percentile of the 2016 peer group in recognition of his significant contributions to the Company's ability to exceed its commercial revenue goals during 2016 and in light of the Board's expectations for his performance in 2017.
Based on the factors detailed above, our Compensation Committee granted the stock option and restricted stock awards described under the "Tabular presentation of annual equity awards in 2016 and 2017" on page 38 to our named executive officers, pursuant to our 2013 Long Term Incentive Plan, on January 3, 2017.

Tabular presentation of annual equity awards in 2016 and 2017.    The table below sets forth the grant date fair value of the equity awards made to each of our named executive officers in January 2016 and 2017, calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification, Topic 718.

Name	2016 grant date fair value ($)(1)	Decrease over 2015 grant date fair value (%)	2017 grant date fair value ($)(2)	Decrease over 2016 grant date fair value (%)
Stuart Peltz	$3,354,908	–65.1%	$1,216,991	–63.7%
Shane Kovacs	$1,533,672	–44.0%	$507,080	–66.9%
Neil Almstead	$1,054,400	–52.6%	$338,053	–67.9%
Mark Boulding	$1,341,963	–51.0%	$507,080	–62.2%
Mark Rothera	$1,341,963	–39.7%	$540,885	–59.7%
_______________________________________________________________________________
(1)Each stock option has an exercise price of $30.86, the closing price on January 4, 2016, the date of grant. The number of stock options awarded to each named executive officer on January 4, 2016 were as follows:

Name	Stock option award (#)
Stuart Peltz	175,000
Shane Kovacs	80,000
Neil Almstead	55,000
Mark Boulding	70,000
Mark Rothera	70,000

(2)
Each stock option has an exercise price of $11.23, the closing price on January 3, 2017, the date of grant. The number of stock options and shares of restricted stock awarded to each named executive officer on January 3, 2017 were as follows:

Name	Stock option award (#)	Restricted stock award (#)
Stuart Peltz	126,000	21,600
Shane Kovacs	52,500	9,000
Neil Almstead	35,000	6,000
Mark Boulding	52,500	9,000
Mark Rothera	56,000	9,600
Severance Benefits.    Each of our named executive officers has an employment agreement that entitles such executive to certain cash payments and other benefits in the event such officer's employment is terminated (other than for "cause") or the Company undergoes a change in control. See "Employment Agreements with Executive Officers" on page 42 for additional information with respect to the employment agreements in general and "Potential Payments Upon Termination or Change in Control (2016)" on page 45 for addition information concerning specific severance payments and other benefits that our named executive officers may be entitled to receive under their employment agreements.
These benefits were negotiated with our named executive officers prior to our initial public offering and we believe they are consistent with market practice. The change in control provisions are intended to help to promote a continuity of management during a corporate transaction, while the severance arrangements are used primarily to attract, retain and motivate well-qualified executive management. Each employment agreement includes restrictive covenants (such as non-compete and non-solicitation provisions) that would apply in the event of the named executive officer's termination, which our Board believes helps us protect our value.
Our change in control benefits are "double trigger" benefits, except in the case of equity granted prior to the time of our initial public offering. A "double trigger" benefit means that a change in control, by itself, would not trigger benefits. Instead, benefits would be paid only if the employment of the executive officer is terminated during a specified period after the change in control. We believe this structure would help us secure the continued employment and focus of our executive officers during change in control negotiations in which they believe they may lose their jobs, while preventing an unintended windfall in the event of a friendly change in control.

Other Elements of Compensation.    Our named executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We maintain broad-based benefits that are provided to eligible employees, including health, dental, life and disability insurance and a 401(k) saving and retirement plan, or 401(k) plan. During 2016, we provided a 67% matching contribution for up to the first 6% of each contributing employee's eligible compensation under our 401(k) plan. Effective January 1, 2017, the matching contribution was increased to 84% up to the first 6% of each contributing employee's eligible compensation. The matching contribution is subject to vesting at the rate of 25% at the end of each year of employment. Our executive officers are also eligible to participate in our 2016 Employee Stock Purchase Plan, which is available on the same basis to other employees, and was approved at our 2016 annual meeting of stockholders.
Stock Ownership Guidelines
In December 2016, as part of our Board’s efforts to improve our governance and compensation practices, our Compensation Committee recommended, and our Board adopted, Executive and Director Stock Ownership Guidelines, or Guidelines.  The purpose of the Guidelines is to encourage ownership of the Company’s common stock, promote the alignment of the long-term interests of the Company’s executive officers and directors with the long-term interests of the Company’s stockholders, and to further promote our commitment to sound corporate governance.  The Guidelines are applicable to our executive officers and our non-employee directors.
Under the Guidelines, executive officers and directors must acquire ownership of target common stock ownership levels by the end of the five-year compliance period from adoption of the Guidelines.  The target common stock ownership levels are specified as shares of our common stock with a value equal to a multiple of the three-year average cash compensation (sum of base salary plus annual cash incentive program award), in the case of executive officers, and a multiple of the three-year average cash retainer, in the case of non-employee directors, as follows:
•Three times (3x) average cash compensation for the Chief Executive Officer;
•One times (1x) average cash compensation for each other executive officer; and
•Three times (3x) average cash retainer for non-employee directors.
The Guidelines provide for evaluation of stock ownership on an annual basis as of the anniversary date of the adoption of the Guidelines, and utilizes a 60-day average of our common stock price as the measurement price in determining if ownership thresholds have been met in order to mitigate the impact of stock volatility.  Owned shares as well as time-vested stock awards are counted towards meeting the stock ownership thresholds required by the Guidelines. Performance-contingent equity awards and unexercised options do not count towards meeting the Guidelines.  Individuals covered by the Guidelines are expected to achieve their target ownership level by the fifth anniversary of their becoming subject to the Guidelines, or they will become subject to mandatory equity award retention requirements until compliance is achieved.
Insider Trading, Prohibition Against Pledging, and Anti-Hedging Policies
Our employees, including each of our named executive officers, are required to certify their agreement to comply with our Insider Trading Policy, adopted by our Board in connection with our initial public offering. Under our Insider Trading Policy, pre-clearance is required before an executive officer or director is permitted to engage in an open market purchase or sale of our common stock, with narrow exceptions such as a purchase or sale made pursuant to a binding contract that is consistent with the affirmative defense to liability under Section 10(b) of the Exchange Act under Rule 10b5-1(c) promulgated under such Act. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer.
Our Insider Trading Policy requires that each Rule 10b5-1 plan be in writing, be reviewed in advance by PTC, and be adopted at a time that the employee is not in a corporate blackout period or aware of material nonpublic information. In addition, trades generally may not occur under a Rule 10b5-1 plan for at least 30 days from the date of the plan's execution. While our directors and executives may amend or terminate the plan in some circumstances, an additional 30 day waiting-period must expire before a new plan may be considered active. No sales or open market purchases of our common stock were effected by our executive officers during 2016.
All employees, executive officers and directors are also prohibited under the Insider Trading Policy from purchasing Company securities on margin, borrowing against Company securities held in a margin account, or pledging Company securities as collateral for a loan, subject to narrow limitations that require advance pre-approval by PTC.
In addition, all employees, executive officers and directors are also prohibited from engaging in either short sales of Company securities, including short sales "against the box" or purchases or sales of puts, calls or other derivative securities based on the Company's securities.

During fiscal 2016, none of our executive officers engaged in financial transactions designed to hedge or offset any decrease in the market value of equity securities granted as compensation or held by the officer. Moreover, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, requires the SEC to adopt rules to mandate proxy disclosure regarding whether any employees or directors of the Company are permitted to purchase financial instruments designed to hedge or offset any decrease in the market value of equity securities granted as compensation or held by the employee or director. Once the final rules are in place, the Company intends to align its current anti-hedging policy to fully comply with SEC regulations.
Adjustment or Recovery of Awards—Clawback Provisions
The Dodd-Frank Act requires the SEC to direct the national securities exchanges to prohibit the listing of any security of an issuer that does not develop and implement a clawback policy. At this time, the SEC has not finalized rules related to clawback policies. Once the final rules are in place, we intend to adopt a clawback policy that fully complies with SEC regulations.
Further, under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial results due to material noncompliance with any financial reporting requirements as a result of misconduct, our Chief Executive Officer and Chief Financial Officer could be required to reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the twelve months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during those twelve months.
Tax Considerations
Section 162(m) of the Internal Revenue Code, or Section 162(m), generally places a limit of $1.0 million per person on the amount of compensation that we may deduct in any one year with respect to each of our named executive officers other than the Chief Financial Officer. There is an exemption from the $1.0 million limitation for performance-based compensation that meets certain requirements. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible and we do not currently maintain a Section 162(m) plan. However, our Compensation Committee will periodically review the potential effect of Section 162(m), including an assessment of whether our net operating loss carry-forwards may be utilized to offset some or all of such effect.
Compensation Committee Report
The Compensation Committee furnishes the following report:
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of PTC Therapeutics, Inc.

David P. Southwell, Chair Michael Schmertzler Glenn D. Steele, Jr., M.D., Ph.D.

Summary Compensation Table
The following table sets forth information regarding compensation awarded to, earned by or paid to our named executive officers during the years indicated:

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)(2)	Non-equity incentive plan compensation ($)(3)	All other compensation ($)(4)	Total ($)
Stuart W. Peltz, Ph.D.(1)	2016	618,000	—	—	3,354,908	260,000	9,603	4,242,510
Chief Executive Officer	2015	600,000	—	—	9,600,480	310,000	8,243	10,518,723
	2014	495,000	—	—	4,056,000	445,500	5,348	5,001,848

Shane Kovacs(5)	2016	429,510	—	—	1,533,672	146,033	15,552	2,124,767
Executive Vice President, Chief Financial Officer and Head of Corporate Development	2015	417,000	—	—	2,739,337	187,650	14,000	3,357,987

Neil Almstead, Ph.D.	2016	422,300	—	—	1,054,400	143,582	8,566	1,628,847
Executive Vice President, Research, Pharmaceutical Operations & Technology	2015	410,000	2,000	—	2,225,711	168,920	10,187	2,816,818

Mark E. Boulding	2016	421,476	—	—	1,341,963	143,302	14,455	1,921,196
Executive Vice President, Chief Legal Officer and Corporate Secretary	2015	409,200	—	—	2,739,337	168,590	8,773	3,325,900

Mark Rothera	2016	438,152	—	—	1,341,963	192,173	23,532	1,995,819
Chief Commercial Officer	2015	425,390	—	—	2,225,711	187,172	7,873	2,846,146
	2014	413,000	—	—	1,318,493	297,360	5,148	2,034,000
_______________________________________________________________________________

(1)	Dr. Peltz also serves a member of our Board but does not receive any additional compensation for his service as a director.

(2)
These amounts do not represent the actual value realized by the named executive officers during the respective year. The amounts reported in the "Option awards" column reflect the full grant date fair value of share-based compensation awarded during the applicable fiscal year computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification, Topic 718, or FASB ASC Topic 718.

The stock option values were calculated using the Black-Scholes option pricing model. See Notes 2 and 9 to our audited financial statements for the fiscal year ended December 31, 2016, included in our 2016 Annual Report on Form 10-K for information regarding assumptions underlying the valuation of equity awards.

(3)	Represents cash awards earned by our named executive officers under our annual incentive program.

(4)
The amounts reported in the "All other compensation" column in 2016 reflects, for each named executive officer, PTC's 401(k) plan matching contribution. In addition, for Messrs. Kovacs, Boulding and Rothera, the figures include amounts paid under an employee-wide travel incentive program and, for Mr. Rothera, payment of tax preparation assistance services and a related income tax gross-up of $3,346.

(5)	Mr. Kovacs has resigned from the Company. His resignation is expected to be effective mid-May 2017.

Grants of Plan-Based Awards in 2016
The following table sets forth information concerning each grant of an award made in 2016 to the named executive officers under any plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)(2)
						Exercise or base price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Stuart Peltz	1.4.2016				175,000	$30.86	$3,354,908
		—	$309,000	$618,000
Shane Kovacs	1.4.2016				80,000	$30.86	1,533,672
		—	171,804	343,608
Neil Almstead	1.4.2016				55,000	$30.86	1,054,400
		—	168,920	337,840
Mark Boulding	1.4.2016				70,000	$30.86	1,341,963
		—	168,590	337,180
Mark Rothera	1.4.2016				70,000	$30.86	1,341,963
		—	175,261	350,522
_______________________________________________________________________________

(1)
Amounts represent potential awards under the annual cash incentive program, which equal a specified percentage of the participant's 2016 base salary. Dr. Peltz can earn, at target, an amount equal to 50% of his base salary, and each other named executive officer can earn, at target, an amount equal to 40% of his respective base salary. No definitive threshold value was established by the Compensation Committee in 2016.

The amount reflected under "maximum" is the largest potential award that was achievable by each named executive officer in 2016, which is two times the target. The maximum award may not be increased above this limitation to reflect the individual performance modifier. Since 2010, payouts under the annual cash incentive program have ranged from a low of 75% to a high of 150%, in each case subject to upward or downward adjustment based on the individual performance modifier.
The actual amounts earned by each named executive officer are set forth in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table. For more information on the annual cash incentive program in 2016, please see "Compensation Discussion and Analysis—Annual cash incentive program" on page 33.

(2)
These options vest over four years, with 25% of the shares underlying such options vested on January 4, 2017 and 6.25% of the shares vesting at the end of each successive three-month period thereafter beginning on April 4, 2017.

(3)
The exercise price is the closing price of PTC common stock, as traded on NASDAQ on January 4, 2016. For more information on stock options granted to the named executive officers in 2016, please see "Compensation Discussion and Analysis—Annual equity award" on page 36.

(4)
This column represents the full grant date fair value of stock options granted to each of the named executive officers in 2016, as calculated in accordance with FASB ASC Topic 718. These amounts do not represent the actual value realized by the named executive officers during 2016.

Employment Agreements with Executive Officers
Prior to our initial public offering in June 2013, we negotiated employment agreements with each of our named executive officers. The employment agreements established initial base salaries to be effective following our initial public offering and a minimum annual cash incentive opportunity, calculated as a percentage of each executive's annual base salary. Actual amounts earned under the annual cash incentive program, and any increases to base salary or annual cash opportunity, are determined by our Compensation Committee.
These agreements provide that employment will continue until either we or the applicable named executive officer provides written notice of termination in accordance with the terms of the agreement. Under the terms of their respective employment agreements, each executive is entitled to receive an annual base salary (subject to annual review and increase, but not decrease) and participate in our annual cash incentive program (subject to the discretion of the Board). Each executive officer is also entitled to participate in any employee benefit plans that we make available to senior executives (including group life, medical, dental and other insurance, retirement, profit-sharing and similar plans). In addition, we have agreed to indemnify each of our executive officers in any action or proceeding arising out of his service to us, unless he initiates such action or proceeding. These indemnification obligations require us, among other things, to indemnify such executive officer for certain expenses, including attorneys' fees, that are incurred by him, and to advance him such expenses upon request.
In addition, each of these agreements prohibits our named executive officers from disclosing confidential information and competing with us during the term of their employment and for a specified time thereafter. Upon execution and effectiveness of a release of claims, each of our named executive officers will be entitled to severance payments and other benefits if his employment is terminated under specified circumstances. The terms of the agreements were intended to attract and retain our named executive officers by providing them with a measure of financial security as the Company prepared for its initial public offering, which was balanced against our need to protect our value through the use of restrictive covenants (such as non-compete and non-solicitation provisions) in the event of the officer's termination.
Dr. Tuyen Ong, our Chief Medical Officer, entered into an employment agreement with us on September 8, 2014, when he joined PTC as our Senior Vice President, Head of Clinical and Translational Research. The terms of Dr. Ong's employment agreement are materially consistent with the terms of the employment agreements of the named executive officers.
For information concerning severance payments and other benefits that our named executive officers may be entitled to receive under their employment agreements see "Potential Payments Upon Termination or Change in Control (2016)" below.

Outstanding Equity Awards at December 31, 2016
The following table sets forth information regarding outstanding stock options and restricted stock awards held by our named executive officers as of December 31, 2016:

	Option awards					Stock awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)		Option exercise price ($/share)	Option expiration date	Number of shares of stock that have not vested (#)		Market value of shares of stock that have not vested ($)
Stuart Peltz	322	—		$626.40	4/18/2017
	708	—		735.60	1/25/2018
	293	—		735.60	4/1/2018
	583	—		451.20	5/15/2019
	583	—		1,149.60	2/2/2020
	541	—		490.80	4/27/2021
	416	—		218.40	1/10/2022
	110,694	—		10.85	5/15/2023
	311,362	41,668	(1)	10.85	5/15/2023
	137,500	62,500	(2)	27.05	1/27/2024
	131,250	168,750	(3)	51.00	1/1/2025
	—	175,000	(4)	30.86	1/3/2026
Shane Kovacs	42,500	13,125	(5)	$10.85	5/22/2023
	26,071	20,313	(2)	27.05	1/27/2024
	37,450	48,150	(3)	51.00	1/1/2025
	—	80,000	(4)	30.86	1/3/2026
						3,500	(6)	$38,185
Neil Almstead	137	—		$626.40	4/18/2017
	166	—		735.60	1/25/2018
	194	—		735.60	4/1/2018
	200	—		451.20	5/15/2019
	200	—		1,149.60	2/2/2020
	216	—		490.80	4/27/2021
	166	—		218.40	1/10/2022
	3,102	—		10.85	5/15/2023
	57,001	9,897	(1)	10.85	5/15/2023
	27,500	12,500	(2)	27.05	1/27/2024
	30,428	39,122	(3)	51.00	1/1/2025
	—	55,000	(4)	30.86	1/3/2016
Mark Boulding	216	—		$626.40	4/18/2017
	166	—		735.60	1/25/2018
	195	—		735.60	4/1/2018
	233	—		451.20	5/15/2019
	200	—		1,149.60	2/2/2020
	233	—		490.80	4/27/2021
	191	—		218.40	1/10/2022
	7,917	—		10.85	5/15/2023
	39,582	10,418	(1)	10.85	5/15/2023
	55,000	25,000	(2)	27.05	1/27/2024
	37,450	48,150	(3)	51.00	1/1/2025
	—	70,000	(4)	30.86	1/3/2026
Mark Rothera	8,125	—		$10.85	5/15/2023
	62,818	15,625	(1)	10.85	5/15/2023
	44,687	20,313	(2)	27.05	1/27/2024
	30,428	39,122	(3)	51.00	1/1/2025
	—	70,000	(4)	30.86	1/3/2016
_______________________________________________________________________________

(1)
This option vests over four years, with 25% of the shares underlying the option vested on May 15, 2014 and 2.083% of the shares underlying the option vesting monthly thereafter beginning on June 15, 2014.

(2)
This option vests over four years, with 25% of the shares underlying the option vested on January 1, 2015, and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on April 1, 2015.

(3)
This option vests over four years, with 25% of the shares underlying the option vested on January 1, 2016 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on April 1, 2016.

(4)
This option vests over four years, with 25% of the shares underlying the option vesting on January 4, 2017 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on April 4, 2017.

(5)
This option vests over four years, with 25% of the shares underlying the option vested on May 22, 2014 and 2.083% of the shares underlying the option vesting monthly thereafter beginning on June 22, 2014.

(6)	The remaining portion of this restricted stock award vests on May 22, 2017.
Option Exercises and Stock Vested in 2016
The following table sets forth information concerning stock options that were exercised and restricted stock that vested during 2016.
All stock option awards exercised were held, and no sales were effected, by our named executive officers during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Stuart W. Peltz	—	$—	—	$—
Shane Kovacs	10,000	7,900	3,500	26,985
Neil Almstead	10,000	10,300	—	—
Mark E. Boulding	—	—	—	—
Mark Rothera	9,216	47,723	—	—
_______________________________________________________________________________

(1)	Values realized upon stock option exercises are calculated based on the difference between the market price of PTC common stock at the time of exercise and the exercise price of the option.

(2)	The value realized for restricted stock was determined by multiplying the number of shares that vested by the market price of PTC common stock on the date of vesting.
Potential Payments upon Termination or Change in Control (2016)
As described below, each of our named executive officers has an employment agreement with us that entitles such executive to certain cash payments or other benefits in the event such officer's employment is terminated or the Company undergoes a change in control.
Pre-Conditions to Severance and Restrictive Covenants
The receipt of severance benefits by an executive officer is conditioned upon the execution and non-revocation of a separation and release of claims agreement. These agreements include standard continued assistance and cooperation clauses and require reconfirmation of each executive's commitment to abide by the non-competition, non-solicitation and confidentiality provisions of their employment agreements.
Pursuant to non-competition provisions in the employment agreements, each executive has agreed that for 18 months following his separation from PTC he will not engage in or assume any role involving directly or indirectly our field of interest, including, among other things, the research, development and commercialization of products and strategies relating to therapies for genetic disorders or diseases that include Duchenne muscular dystrophy, other diseases caused in whole or part by nonsense (or stop) codons, and other therapeutic targets, mechanisms of action and/or therapies in which the Company has a research, development or commercialization program.

In addition, non-solicitation provisions in the employment agreements also prohibit each executive officer for a period of 18 months following separation from PTC from soliciting, directly or indirectly, any customers, partners, vendors, employees or contractors. Each agreement includes confidentiality provisions and assignment of invention provisions that do not expire following a separation of employment.
Definitions
An executive officer's termination by PTC would generally be considered "without cause" unless our Board determined in writing that: there was a willful and continued failure by the executive officer to substantially perform his duties or responsibilities; he engaged in willful misconduct or gross negligence with detrimental effect to the Company; he was convicted of a felony; he materially breached a fiduciary duty to the Company; or he materially breached the terms of his employment agreement.
Unless the executive officer has consented to any of the following, his decision to terminate his employment with PTC would generally be considered "for good reason" (following a failure of PTC to cure the condition) if: he was required to relocate more than 50 miles (or to New York City); there was a material adverse change in his responsibilities or a material reduction in his base compensation; the Company materially breached his employment agreement (and such breach was not promptly cured); or the Company failed to obtain the assumption of his employment agreement by any successor to the Company. In addition, the failure of the Board to appoint Dr. Peltz as our CEO or re-nominate him as a Board member would generally qualify as "good reason" for Dr. Peltz to terminate his employment with us.
A "change in control" would generally be deemed to have occurred if: as a result of a merger or other reorganization, PTC was not the surviving entity; there was a sale of, or agreement to sell, substantially all of PTC's assets; any person or group acquires or gains control of more than 50% of PTC's common stock; or, as a result of or in connection with a contested election of directors, PTC's current Board members (or their approved nominees) ceased to comprise a majority of the Board.
Overview of Payments—Dr. Peltz
If we terminate Dr. Peltz's employment without cause or if he terminates his employment with us for good reason, we are obligated to: pay Dr. Peltz a lump sum amount equal to his base salary for 18 months; accelerate 25% of his outstanding unvested option awards granted on or prior to May 15, 2013; extend the exercise period of certain of his option awards, subject to specified limitations; and, to the extent allowed by applicable law and the applicable plan documents, continue to provide him and certain of his dependents with group health insurance for a period of up to 18 months.
If we terminate Dr. Peltz's employment without cause or if he terminates his employment with us for good reason, in each case within six months prior to or 18 months following a change in control, we are obligated to: pay Dr. Peltz a lump sum amount equal to his base salary for 24 months; accelerate in full the vesting of all of his outstanding equity awards; extend the exercise period of certain of his option awards, subject to specified limitations; pay Dr. Peltz his annual cash incentive award at target for the year in which he is terminated; and, to the extent allowed by applicable law and the applicable plan documents, continue to provide him and certain of his dependents with group health insurance for a period of up to 24 months.
All stock option awards granted since our initial public offering are "double-trigger" awards that require both a change in control and a termination of employment before vesting is accelerated. However, 50% of the unvested stock option awards granted prior to our initial public offering would vest on an accelerated basis in the event of a change in control, regardless of the executive's continued service to the Company. As a result, in the event of a change in control, regardless of whether Dr. Peltz's employment with us is terminated, we are obligated to accelerate 50% of his outstanding unvested option awards granted in or prior to May 2013.
In order to transition Dr. Peltz's responsibilities as our Chief Executive Officer to any successor, his employment agreement provides that we will retain his services as a consultant for up to 24 months, at his per-diem base salary rate immediately before termination of his employment, if under any circumstances we terminate Dr. Peltz's employment without cause or if Dr. Peltz terminates his employment with us for good reason. In addition, subject to specified limitations, Dr. Peltz will be permitted to continue to purchase coverage under our group health insurance plan following the expiration of any benefits continuation provided by us as described above until such time as he is eligible for Medicare.
Overview of Payments—Other Executive Officers
For our executive officers, other than Dr. Peltz, if we terminate the executive officer's employment without cause or if such executive terminates his employment with us for good reason, we are obligated to: pay such executive officer's base salary for a period of 12 months and, to the extent allowed by applicable law and the applicable plan documents, continue to provide to such executive and certain of his dependents with group health insurance for a period of up to 12 months.

If we terminate any executive officer's employment without cause or if such executive officer terminates his employment with us for good reason, in each case within three months prior to or 12 months following a change in control, we are obligated to: pay him a lump sum amount equal to his base salary for 12 months; to the extent allowed by applicable law and the applicable plan documents, continue to provide to such executive officer and certain of his dependents with group health insurance for a period of up to 12 months; accelerate in full the vesting of all outstanding equity awards held by such executive officer; and pay each such executive officer his annual cash incentive award at target for the year in which he is terminated.
In the event of a corporate change, regardless of whether his employment with us is terminated, we are obligated to accelerate 50% of each executive officer's outstanding unvested equity awards granted in or prior to May 2013.
Taxation
To the extent that any severance or other compensation payment to any of our executive officers pursuant to an employment agreement or any other agreement constitutes an "excess parachute payment" within the meaning of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then such executive officer will receive the full amount of such severance and other payments, or a reduced amount intended to avoid the application of Sections 280G and 4999 of the Code, whichever provides the executive with the highest amount on an after-tax basis.
Potential Payments upon Termination or Change in Control Table (2016)
The following table summarizes the potential payments to each named executive officer under various termination events, assuming a hypothetical termination on December 31, 2016.

Name	Termination by PTC without "Cause" or by Executive with "Good Reason"	Termination in connection with a "Change in Control"
Stuart W. Peltz
Cash Severance	$927,000	$1,545,000
Continued Health Coverage(1)	$19,293	$25,723
Stock Option Acceleration(2)	$625	$2,500
Total	$946,918	$1,573,223
Shane Kovacs
Cash Severance	429,510	601,314
Continued Health Coverage(1)	$26,374	$26,374
Stock Option Acceleration(2)	—	788
Restricted Stock Acceleration(3)	—	38,185
Total	$455,884	$666,661
Neil Almstead
Cash Severance	422,300	591,220
Continued Health Coverage(1)	$16,977	$16,977
Stock Option Acceleration(2)	—	594
Total	$439,277	$608,791
Mark E. Boulding
Cash Severance	421,476	590,066
Continued Health Coverage(1)	$18,722	$18,722
Stock Option Acceleration(2)	—	625
Total	$440,198	$609,413
Mark Rothera
Cash Severance	438,152	613,413
Continued Health Coverage(1)	$18,722	$18,722
Stock Option Acceleration(2)	—	938
Total	$456,874	$633,073
_______________________________________________________________________________

(1)	Represents the COBRA premium for continued health care coverage for each executive and their dependents that would be paid by the Company based on rates in effect January 1, 2017.

(2)
Represents the aggregate value of the accelerated vesting of stock option awards, calculated by multiplying the difference between the closing price of PTC common stock on December 30, 2016 ($10.91) and the stock option exercise price by the number of stock options subject to accelerated vesting.

All stock option awards granted since our initial public offering are "double-trigger" awards that require both a change in control and a termination of employment before vesting is accelerated. However, half of the unvested stock option awards granted prior to our initial public offering would vest on an accelerated basis in the event of a change in control, regardless of the executive's continued service to the Company.
Based on the valuation method described in the first sentence of this footnote, the value to each named executive officer of the acceleration of 50% of their pre-initial public offering stock option awards upon a change in control would have been as follows: Dr. Peltz—$1,250; Mr. Kovacs—$394; Dr. Almstead—$297; Mr. Boulding—$313; and Mr. Rothera—$469.

(3)
Represents the aggregate value of the accelerated vesting of restricted stock awards, calculated by multiplying the closing price of PTC common stock on December 30, 2016 ($10.91) by the number of shares subject to accelerated vesting. Half of the unvested restricted stock award granted to Mr. Kovacs prior to our initial public offering would vest on an accelerated basis in the event of a change in control, regardless of his continued service to the Company. Based on the valuation method described in the first sentence of this footnote, the value of the acceleration of 50% of Mr. Kovac's pre-public offering stock award upon a change in control would have been $19,093.

EQUITY COMPENSATION PLAN INFORMATION
Since the closing of our initial public offering in June 2013, we have granted awards to eligible participants under our 2013 Long-Term Incentive Plan. In addition, from time to time, the Compensation Committee grants inducement equity awards to individuals as an inducement material to the individual's entry into employment with us within the meaning of NASDAQ Listing Rules.
Prior to the closing of our initial public offering in June 2013, we granted awards to eligible participants under the 1998 employee, director and consultant stock option plan, as amended and restated, or the 1998 plan, the 2009 equity and long term incentive plan, as amended, or the 2009 plan, and the 2013 stock incentive plan. Awards granted under these plans prior to our initial public offering remain outstanding under the applicable plan. Any shares of common stock subject to awards under these plans that expire, terminate or are otherwise surrendered, canceled, forfeited or without having been fully exercised or resulting in any common stock being issued will be available for grant under the 2013 Long-Term Incentive Plan up to a specified number of shares. Following stockholder approval at our 2016 annual meeting, we adopted the 2016 Employee Stock Purchase Plan, or 2016 ESPP.
The following table sets forth information as of December 31, 2016 with respect to compensation plans under which shares of our common stock are authorized for issuance:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders	4,774,565	$32.51	1,221,523	(1)
Equity compensation plans not approved by security holders	1,187,250	$40.83	n/a	(2)
Total	5,961,815	$34.17	1,221,523
_______________________________________________________________________________

(1)
Reflects, as of December 31, 2016, the total number of shares of our common stock available for issuance under the 2013 Long-Term Incentive Plan (392,022 shares) and 2016 ESPP (892,501 shares). Immediately prior to our initial public offering, all shares remaining available for future issuance under the 2009 plan and the 2013 stock incentive plan became available for future issuance under the 2013 Long-Term Incentive Plan. In August 2008, the 1998 plan expired and since then no further grants of stock options have been made under this plan. All shares available to grant under the 1998 plan automatically transferred to the 2009 plan at that time. Our 2013 Long-Term Incentive Plan contains an "evergreen" provision, which allows for an annual increase in the number of shares of our common stock available for issuance under the plan on the first day of each fiscal year. The annual increase in the number of shares is equal to the lowest of: (i) 2,500,000 shares of our common stock; (ii) 4% of the number of shares of our common stock outstanding on the first day of the fiscal year; and an amount determined by our Board. On January 1, 2017, 1,372,804 shares of our common stock were added to the 2013 Long-Term Incentive Plan pursuant to this provision.

(2)
Represents option awards granted to individuals as an inducement material to the individual's entry into employment with us. Each such grant was approved by our Compensation Committee and disclosed in a press release. Under applicable NASDAQ Listing Rules, inducement grants are not subject to security holder approval.

The terms of each inducement grant are materially consistent with the terms of awards made under our 2013 Long-Term Incentive Plan. Inducement grants vest over four years, with 25% of the shares underlying the option vesting on the one-year anniversary of the new hire's employment date and an additional 6.25% of the original number of shares underlying the option vesting at the end of each successive three-month period thereafter. Inducement option awards have an exercise price equal to the closing price of PTC's common stock on the date of the grant. The date of grant is the later of the date our Compensation Committee approves the awards or the applicable employee's pre-scheduled new hire start date.

2016 DIRECTOR COMPENSATION
The following table sets forth information regarding compensation awarded to, earned by or paid to our directors, other than Dr. Peltz, during 2016:

Name	Fees earned or paid in cash ($)	Option awards ($)(1)	All other compensation ($)		Total ($)
Michael Schmertzler	$61,000	$427,354	$—		$488,354
Allan Jacobson, Ph.D.	45,000	213,677	90,000	(2)	348,677
Adam Koppel, M.D., Ph.D.	56,000	213,677	—		269,677
C. Geoffrey McDonough, M.D.	45,000	213,677	—		258,677
Ronald C. Renaud	66,000	213,677	—		279,677
David Southwell	68,000	213,677	—		281,677
Glenn D. Steele, Jr., M.D., Ph.D.	50,000	213,677	—		263,677
Dawn Svoronos(*)	24,973	89,672			114,645
Jerome Zeldis, M.D., Ph.D.	48,000	213,677	—		261,677
_______________________________________________________________________________

(*) Ms. Svoronos commenced her service as a director on June 10, 2016.

(1)
These amounts do not represent the actual value realized by the directors during the respective year. The amounts reported in the "Option awards" column reflect the full grant date fair value of stock options awarded during 2016 computed in accordance with the provisions of FASB ASC Topic 718.

The stock option values were calculated using the Black-Scholes option pricing model. See Notes 2 and 9 to our audited financial statements for the fiscal year ended December 31, 2016, included in our 2016 Form 10-K for information regarding assumptions underlying the valuation of equity awards.
At December 31, 2016, the aggregate number of shares of our common stock subject to each non-employee director's outstanding option awards were as follows: Mr. Schmertzler—69,498; Dr. Jacobson—97,582; Dr. Koppel—54,000; Dr. McDonough—64,000; Mr. Renaud—44,000; Mr. Southwell—49,714; Dr. Steele—32,000; Ms. Svoronos—20,000 and Dr. Zeldis—44,000.

(2)	Represents consulting fees and fees received by Dr. Jacobson in connection with his service as chair of our scientific advisory board.
Narrative to 2016 Director Compensation Table
During 2016, our non-employee directors were compensated for their service as directors, including as members of the various committees of our Board, as follows:

•	an annual retainer for board service of $45,000;

•	an annual option grant to purchase 12,000 shares of our common stock, which vests over one year in twelve equal monthly installments, commencing on February 4, 2016;

•
for our Chair of the Board, an additional annual option grant to purchase 12,000 shares of our common stock, which vests over one year in twelve equal monthly installments, commencing on February 4, 2016;

•	for members of our Audit Committee, an additional annual retainer of $8,000 ($21,000 for the Chair);

•	for members of our Compensation Committee, an additional annual retainer of $5,000 ($15,000 for the Chair); and

•	for members of our Nominating and Corporate Governance Committee, an additional annual retainer of $3,000 ($11,000 for the Chair).
In connection with her election to our Board at our 2016 annual meeting of stockholders, Ms. Svoronos was granted an option award to purchase 20,000 shares of our common stock, which vests over three years in 36 approximately equal monthly installments, commencing on July 10, 2016. Future newly elected non-employee directors will be entitled to receive 8,000 options plus 1,000 options for each month remaining in the year that the new director joined the Board (e.g., for a director joining the Board in June, the award would be 15,000 options).
The stock options granted to our non-employee directors have an exercise price equal to the closing price of PTC's common stock on the date of grant and expire ten years after the date of grant. Vesting of the awards is subject to the director's continued service to us.
Each member of our Board is also entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee on which he or she serves.
PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Our Compensation Discussion and Analysis, which appears earlier in this proxy statement on page 28, describes our executive compensation program and the compensation decisions that our Compensation Committee made with respect to the 2016 compensation of our named executive officers (listed in the Summary Compensation Table). As required pursuant to Section 14A of the Exchange Act, our Board of Directors is asking that stockholders cast a non-binding, advisory vote FOR the following resolution:
"RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."
This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program. As an advisory vote, this proposal is not binding. The outcome of this advisory vote will neither overrule any decision nor create or imply any change to the fiduciary duties of the Company or the Board (or any committee thereof). However, our Board and our Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.
Our Board has adopted a policy to hold a "say on pay" advisory vote on an annual basis. As a result, we expect that the next "say on pay" advisory vote will be held at our 2018 annual meeting of stockholders.
As described in the Compensation Discussion and Analysis, our executive compensation programs are designed to reward executives based on the achievement of Company objectives and individual performance which, as a whole, are intended to drive value creation for stockholders. A significant portion of compensation paid to our named executive officers is allocated to annual cash and long-term equity incentives which are directly linked to Company and/or stock price performance. In 2016, 85.6% and 77.5%, respectively, of our Chief Executive Officer's and other named executive officers' primary compensation elements (base salary, annual cash incentive at target, and annual stock option award) were variable based on our performance and/or our stock price. For these reasons, our Board is asking that stockholders support this proposal.
Our Board Recommends that You Vote "FOR" the Advisory Vote to Approve Named Executive Officer Compensation.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR
Director Nominations for Inclusion in Proxy Materials (Proxy Access)
On April 21, 2017, our Board amended our bylaws to implement proxy access. As amended, our bylaws permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to 25% of the Board, provided that the stockholder(s) and the director nominee(s) satisfy the requirements specified in the bylaws.
Eligible stockholders who wish to have a director nominee included in our proxy statement relating to the annual meeting of stockholders to be held in 2018 must deliver a written notice, containing the information specified in our bylaws regarding the stockholder(s) and the proposed nominee(s), to us by March 11, 2018, but not before February 9, 2018, which is not less than 90 days nor more than 120 days prior to the first anniversary of the date of this year's Annual Meeting.
However, in the event that the date of next year's annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of this year's Annual Meeting, we must receive written notice of stockholder proposals no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.
The requirements for a stockholder nomination are more fully set forth in Section 1.12 of our bylaws, and the following summary is qualified by reference to the applicable sections of our bylaws.
Other Stockholder Proposals to be Included in the 2018 Proxy Statement
To be considered for inclusion in the proxy statement relating to the annual meeting of stockholders to be held in 2018, we must receive stockholder proposals no later than December 29, 2017, which is a date no less than 120 calendar days before the anniversary of the date on which our proxy statement was released to stockholders in connection with this year's Annual Meeting. If the date of next year's annual meeting is changed by more than 30 days from the anniversary date of this year's Annual Meeting on June 9, 2017, then the deadline is a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with the rules and regulations governing the solicitation of proxies.
Stockholder Proposals to be Brought Before the 2018 Annual Meeting (not included in the proxy statement)
Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice of the stockholder's intention to bring such business before the meeting in proper form.
We must receive written notice of stockholder proposals (including director nominations) intended to be presented at the 2018 annual meeting of stockholders but that will not be included in the proxy statement by March 11, 2018, but not before February 9, 2018, which is not less than 90 days nor more than 120 days prior to the first anniversary of this year's annual meeting. However, in the event that the date of next year's annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of this year's Annual Meeting, we must receive written notice of stockholder proposals no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.
Any proposals we do not receive in accordance with the above standards will not be voted on at the 2018 annual meeting. The foregoing time limits also apply to determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These rules are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. In addition, stockholders are required to comply with any applicable requirements of the Exchange Act and the rules and regulations thereunder.
The requirements for a stockholder notice are more fully set forth in Sections 1.10 and 1.11 of our bylaws, and the following summary is qualified by reference to the applicable sections of our bylaws.

HOUSEHOLDING OF PROXIES
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, (1) you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials in the future or (2) you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our proxy materials, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Vice President, Corporate Communications, PTC Therapeutics, Inc., 100 Corporate Court, South Plainfield, New Jersey 07080 or via e-mail at irpr@ptcbio.com or phone at 908-912-9167.
OTHER MATTERS
As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken at the Annual Meeting. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our Company and our stockholders.
Your vote is important. Please vote your proxy promptly so your shares are represented, even if you plan to attend the Annual Meeting. You may vote by Internet, by telephone, by requesting a printed copy of the proxy materials and using the enclosed proxy card or in person at the Annual Meeting. Your cooperation in giving this your immediate attention will be appreciated.
You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC, except exhibits, without charge upon written request to Vice President, Corporate Communications, PTC Therapeutics, Inc., 100 Corporate Court, South Plainfield, New Jersey 07080.

The Board of Directors of PTC Therapeutics, Inc.

South Plainfield, New Jersey
April 28, 2017

VOTE BY INTERNET - www.proxyvote.com
Use the internet to transmit your voting instructions up until 11:59p.m. Eastern Time on June 8, 2017. Have your proxy card in hand when you access the website and follow the instructions to obtain your proxy materials and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

PTC THERAPEUTICS, INC. 100 CORPORATE COURT SOUTH PLAINFIELD, NJ 07080-2449

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59p.m. Eastern Time on June 8, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.						DETACH AND RETURN THIS PORTION ONLY

PTC THERAPEUTICS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR each of the following nominees		☐	☐	☐
1.	Election of Directors
Nominees:
01) Stuart W. Peltz, Ph.D. 02) Jerome B. Zeldis, M.D., Ph.D.

The Board of Directors recommends you vote FOR proposal 2:		For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 3:		For	Against	Abstain
3.	Advisory vote to approve named executive officer compensation.	☐	☐	☐

NOTE: To transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated		☐
Please indicate if you plan to attend this meeting		☐	☐
		Yes	No

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2016 Annual Report are available at www.proxyvote.com.

PTC THERAPEUTICS, INC. Annual Meeting of Stockholders June 9, 2017 9:00 a.m., Eastern Time Proxy Solicited by the Board of Directors

The undersigned hereby appoints Stuart W. Peltz and Mark E. Boulding, and each of them, proxies for the undersigned, with full power of substitution, and hereby authorizes them to represent and vote all shares of common stock of PTC Therapeutics, Inc., that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the company to be held on June 9, 2017 at 9:00a.m., Eastern Time at the Embassy Suites, 121 Centennial Ave., Piscataway Township, NJ 08854 or at any adjournment or postponement thereof, upon the matters set forth on the reverse side and described in the accompanying proxy statement and any other matter that may properly come before the meeting.

This proxy, when properly executed, will be voted as specified herein. If no specification is made, this proxy will be voted FOR the election of each of the director nominees listed under proposal 1 and FOR proposals 2 and 3.

If any other matters are voted on at the meeting, this proxy will be voted by the proxies on such matters in their sole discretion.
Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
Continued and to be signed on reverse side